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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Ecolab Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008
ANNUAL MEETING AND

PROXY STATEMENT

FOR MAY 2, 2008

March 21, 2008

Dear Fellow Stockholder:

You are cordially invited to join us for our Annual Meeting of Stockholders, to be held at 10:00 a.m. on Friday, May 2, 2008 in the McKnight Theatre of the Ordway Center for the Performing Arts, 345 Washington Street, Saint Paul, Minnesota 55102. The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be conducted at our Annual Meeting. We urge you to read both carefully.

We hope you plan to attend our Annual Meeting. However, if you will not be able to join us, we encourage you to exercise your right as a stockholder and vote. Please sign, date and promptly return the accompanying proxy card, or make use of either our telephone or Internet voting services. Stockholders not in attendance may listen to a broadcast of the meeting on the Internet. Webcast instructions will be available on-line at www.ecolab.com/investor.

Sincerely,

Douglas M. Baker, Jr.
Chairman of the Board,
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT!
PLEASE SUBMIT YOUR PROXY TODAY.

    Your vote is a valuable part of the investment made in our Company, and is the best way to influence corporate governance and decision-making. Please take time to read the enclosed materials and vote!

    Whether or not you plan to attend the meeting, please complete the accompanying proxy and return it in the enclosed envelope. Or, you may vote by telephone or the Internet. If you attend the meeting, you may vote your shares in person even though you have previously returned your proxy by mail, telephone or the Internet.

PLEASE REFER TO THE ACCOMPANYING MATERIALS FOR VOTING INSTRUCTIONS.

PROXY STATEMENT 2008    i

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 2, 2008

To the Stockholders of Ecolab Inc.:

The Annual Meeting of Stockholders of Ecolab Inc. will be held on Friday, May 2, 2008 at 10:00 a.m. in the McKnight Theatre of the Ordway Center for the Performing Arts, 345 Washington Street, Saint Paul, Minnesota 55102, for the following purposes (which are more fully explained in the Proxy Statement):

  (1)
  to elect five Class I Directors to a term ending in 2011;

  (2)
  to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year ending December 31, 2008;

  (3)
  to consider a stockholder proposal to eliminate classification of terms of the Board of Directors; and

  (4)
  to transact such other business as may properly come before our Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on March 11, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Lawrence T. Bell General Counsel and Secretary

March 21, 2008

ii    PROXY STATEMENT 2008

ECOLAB INC.
370 Wabasha Street North, Saint Paul, Minnesota 55102

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 2, 2008

The Board of Directors of Ecolab Inc. is using this Proxy Statement to solicit proxies from the holders of Ecolab Common Stock, par value $1.00 per share ("Common Stock"), for use at the 2008 Annual Meeting of Ecolab Stockholders. We are first mailing this Proxy Statement and accompanying form of proxy to Ecolab Stockholders on or about March 21, 2008.

  •
  Meeting Time and Place — Friday, May 2, 2008 at 10:00 a.m., Central Time, in the McKnight Theatre of the Ordway Center for the Performing Arts, 345 Washington Street, Saint Paul, Minnesota 55102.

  •
  Purpose of the Meeting — is to vote on the following items:

  (1)
  to elect five Class I Directors to a term ending in 2011;

  (2)
  to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year ending December 31, 2008;

  (3)
  to consider a stockholder proposal to eliminate classification of terms of the Board of Directors; and

  (4)
  to transact such other business as may properly come before our Annual Meeting and any adjournment or postponement thereof.

  •
  Record Date — The record date for determining the holders of Common Stock entitled to vote at our Annual meeting is the close of business on March 11, 2008.

  •
  Shares Entitled to Vote — As of March 11, 2008, the record date for the meeting, there were 247,035,784 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Common Stock held by Ecolab in our treasury is not counted in shares outstanding and will not be voted.

Note — References in this Proxy Statement to "Ecolab," "the Company," "we," or "our" are to Ecolab Inc.

VOTING PROCEDURES

Quorum — A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Common Stock held by Ecolab in our treasury does not count toward a quorum.

PROXY STATEMENT 2008    1

Broker Non-Votes — Generally, broker non-votes occur on a proposal when a broker is not permitted under applicable rules to vote on that proposal without instruction from the beneficial owner of the Common Stock and no instruction is given.

How to Vote by Proxy — You may vote in person by ballot at our Annual Meeting or by submitting a valid proxy. We recommend you submit your proxy even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting instructions are included on your proxy card. If you properly complete your proxy and submit it to us in time to be tabulated, one of the individuals named as your proxy will vote your Common Stock as you have directed. You may vote for or against each proposal, or you may abstain from voting on a proposal. With respect to the election of directors, you may vote for each nominee, or you may withhold voting authority on one or more nominees.

Revoking Your Proxy — You may revoke your proxy at any time before it is voted by:

  •
  timely delivery of a valid, later-dated proxy, including a proxy given by telephone or Internet;

  •
  timely delivery of written notice to our Corporate Secretary before the Annual Meeting, stating that you have revoked your proxy; or

  •
  voting by ballot at our Annual Meeting.

Vote Tabulation — The vote on each proposal will be tabulated as follows:

  Proposal 1: Election of Directors — Each nominee will be elected by a majority of the votes cast in uncontested elections. We currently expect that the election of directors at our meeting will be uncontested. Under the majority voting standard, a nominee must receive a number of "For" votes that exceeds 50% of the votes cast with respect to that director's election. Votes cast with respect to a nominee include votes to withhold authority and exclude abstentions.

  In a contested election, directors will be elected by a plurality vote. A contested election is an election in which the number of candidates for election as directors exceeds the number of directors to be elected. Under the plurality standard, the five nominees receiving the most number of "For" votes will be elected as directors.

  If an uncontested nominee for director does not receive an affirmative majority of "For" votes, he or she will be required to promptly offer his or her resignation to the Board's independent Governance Committee. That committee will then make a recommendation to the Board as to whether the offered resignation should be accepted or rejected, or whether other action should be taken. The Board will publicly announce its decision regarding the offered resignation and the rationale behind it within 90 days after the election results have been certified. Any director who offered his or her resignation will not be permitted to vote on the recommendation of the Governance Committee or the Board's decision with respect to his or her resignation.

  It is intended that proxies solicited by our Board of Directors will (unless otherwise directed) be voted FOR the election of the five nominees named in this Proxy Statement. If, for any reason, any nominee becomes unavailable for election prior to our Annual Meeting, the proxies solicited by our Board of Directors will be voted FOR such substituted nominee as is selected by our Board of Directors, or our Board of Directors, at its option, may reduce the number of directors to constitute the entire Board.

2    PROXY STATEMENT 2008

  Proposal 2: Ratification of Independent Registered Public Accounting Firm — The affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote will constitute ratification of the appointment of PricewaterhouseCoopers LLP. Therefore, abstentions and broker non-votes do not count as votes either For or Against ratification of the appointment. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP.

  Proposal 3: Stockholder Proposal to Eliminate Classification of Terms of the Board of Directors — The affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote will constitute approval of the stockholder proposal to eliminate classification of terms of the Board of Directors. Therefore, abstentions and broker non-votes do not count as votes either For or Against the proposal. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted AGAINST approval of the stockholder proposal to eliminate classification of terms of the Board of Directors.

Discretionary Voting — We are not currently aware of any other business to be acted upon at our Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your Common Stock or act on those matters according to their best judgment, including to adjourn the Annual Meeting.

Adjournments — Adjournment of our Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

STOCKHOLDER ACCESS

Communications with Directors — Our stakeholders and other interested parties, including our stockholders and employees, can send substantive communications to our Board using the following methods published on our website at www.ecolab.com/investor/governance:

  •
  to correspond with the Board's Presiding Director, please complete and submit the on-line "Contact Presiding Director" form;

  •
  to report potential issues regarding accounting, internal controls and other auditing matters to the Board's Audit Committee, please complete and submit the on-line "Contact Audit Committee" form; or

  •
  to make a stockholder recommendation for a potential candidate for nomination to the Board, please submit an e-mail to the Board's Governance Committee, in care of our Corporate Secretary, at investor.info@ecolab.com.

All substantive communications regarding governance matters or potential accounting, control or auditing irregularities are promptly relayed or brought to the attention of the Presiding Director or Chair of the Audit Committee following review by our management. Communications not requiring the substantive attention of our Board, such as employment inquiries, sales solicitations, questions about our products and other such matters, are handled directly by our management. In such instances, we respond to the communicating party on behalf of the Board. Nonetheless, our management periodically updates the Board on all of the

PROXY STATEMENT 2008    3

on-line communications received, whether or not our management believes they are substantive. In addition to on-line communications, interested parties may direct correspondence to our Board of Directors, our Board Committees or to individual directors at our headquarters address, repeated at the top of page 1 of this Proxy Statement.

Future Stockholder Proposals and Director Nomination Process — Any stockholder proposal must comply with advance notice procedures set forth in Article II, Section 4 of our By-Laws. Under our By-Laws, to be in proper written form, the stockholder's notice to our Corporate Secretary must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting that business at the Meeting, (ii) the name and address of the stockholder, (iii) the number of shares owned by the stockholder, (iv) a description of any arrangements between the stockholder and any other person in connection with the proposed business and any material interest of the stockholder in the business, and (v) a representation by the stockholder that he or she intends to appear at the Annual Meeting to present the business. This summary is qualified in its entirety by reference to the full text of our By-Laws, which can be found on our website at www.ecolab.com/investor/governance. If the presiding Chairperson of the Annual Meeting of Stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, that business will not be transacted or the defective nomination will not be accepted.

  •
  Deadline for Inclusion in the Proxy Statement — All proposals to be considered by the Board for inclusion in the Proxy Statement and form of proxy for next year's Annual Meeting of Stockholders expected to be held in May 2009, including any stockholder nominations for the election of directors, must be received by the Corporate Secretary at our headquarters address, repeated at the top of page 1 of this Proxy Statement, no later than November 21, 2008.

  •
  Deadline for Consideration — Stockholder proposals not included in a proxy statement for an annual meeting as well as proposed stockholder nominations for the election of directors at an annual meeting must each comply with advance notice procedures set forth in our By-Laws in order to be properly brought before that annual meeting of stockholders. In general, written notice of a stockholder proposal or a director nomination must be received by the Corporate Secretary not less than 90 days nor more than 135 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year's Annual Meeting of Stockholders, expected to be held in May 2009, the written notice must be received between December 18, 2008 and February 1, 2009 inclusive.

  •
  Director Nomination Process — Our Board's Governance Committee has, under its Charter, responsibility for director nominee functions, including review of any director nominee candidates recommended by stockholders in accordance with our Restated Certificate of Incorporation and By-Laws. The Governance Committee has the authority to:

  •
  Review and recommend to the Board of Directors policies for the composition of the Board, including such criteria as:

  •
  size of the Board;

  •
  diversity of experience, employment, background and other relevant factors of Board members;

  •
  the proportion of the Board to be comprised of non-management directors;

4    PROXY STATEMENT 2008

    •
    qualifications for new or continued membership on the Board, including experience, employment, background and other relevant considerations; and

    •
    director retirement requirements or standards.

    •
    Review any director nominee candidates recommended by stockholders in accordance with our Restated Certificate of Incorporation and By-Laws.

    •
    Identify, interview and evaluate director nominee candidates and have sole authority to:

    •
    retain and terminate any search firm to be used to assist the Committee in identifying director candidates; and

    •
    approve the search firm's fees and other retention terms.

    •
    Recommend to the Board:

    •
    the slate of director nominees to be presented by the Board for election at the Annual Meeting of Stockholders;

    •
    the director nominees to fill vacancies on the Board; and

    •
    the members of each Board Committee.

Any stockholder nomination for directors must comply with the advance notice procedures set forth in Article II, Section 3 of our By-Laws. Under our By-Laws, to be in proper written form, the stockholder's notice to our Corporate Secretary must set forth as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence of the person, (ii) the principal occupation or employment of the person, (iii) the number of shares owned by the person, and (iv) any other information relating to the person that would be required to be disclosed in our proxy statement or other filings made in connection with solicitations of proxies for election of directors under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, as to the stockholder, the notice must set forth (i) the name and address of the stockholder, (ii) the number of shares owned by the stockholder, (iii) a description of any arrangements between the stockholder and the proposed nominee and any other person pursuant to which the nomination is being made by the stockholder, (iv) a representation by the stockholder that he or she intends to appear at the annual meeting to nominate the person named in the notice, and (v) any other information relating to the stockholder that would be required to be disclosed in our proxy statement or such Exchange Act filings. The notice must be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. No person shall be eligible for election as a director of the Company unless nominated in accordance with the foregoing procedures. This summary is qualified in its entirety by reference to the full text of our By-Laws, which can be found on our website at www.ecolab.com/investor/governance.

In terms of policies for composition of the Board generally, and qualifications for director nominees specifically, we refer you to our Corporate Governance Principles, which can be found on our website at www.ecolab.com/investor/governance. Under these provisions, for example:

  •
  no more than three Board members will be from current management. These management members normally would be the Chief Executive Officer, the Chairman (if an employee of the Company and not the CEO) and the President (if an employee of the Company and not the CEO), but may be any other officer deemed appropriate by the Board;

PROXY STATEMENT 2008    5

  •
  it is desired that the members of the Board represent a geographical dispersion and variety of business disciplines so as to bring to the work of the Board a diversity of experience and background, with the predominance of members being chief or executive officers from different industries; and

  •
  a continuing effort is made to seek well-qualified women and minority group members for the Board, but these persons must be sought out and evaluated as individuals rather than as representatives of specific groups.

Other criteria relevant to service as a director of our Company are also set forth in our Corporate Governance Principles.

All directors are encouraged to submit to the Governance Committee the name of any person deemed qualified to serve on the Board, together with information on the candidate's qualifications. The Governance Committee screens and submits to the full Board the names and biographical information of those persons considered by the Committee to be viable candidates for election as directors. The same evaluation process and criteria are used by the Committee (i) for recommendations for director candidates submitted by stockholders in accordance with our Restated Certificate of Incorporation and By-Laws, and (ii) for recommendations submitted by any other source, such as a director or a third-party search firm.

A third party search firm was engaged to assist in the identification and evaluation of one or more director nominee candidates for our Board. In particular, the search firm was asked to concentrate on candidates who were either chief executive officers or headed a large business within a larger corporation and to ensure that women and people of color were represented. A slate of candidates was identified, including Barbara J. Beck, and referred to our Governance Committee and Chief Executive Officer. Ms. Beck was subsequently interviewed by the Chair of the Governance Committee and certain other directors, including our Chief Executive Officer. Ms. Beck was then recommended by the Governance Committee to the full Board as a director nominee. She was appointed to the Board in February 2008 as a director in Class I for a term expiring at this year's Annual Meeting. In addition, Ms. Beck was included by the Board on the slate of nominees for election in Class I for a term expiring at the 2011 Annual Meeting and, as such, she is included in the group of nominees for election at this Annual Meeting. See "Proposal to Elect Directors" in this Proxy Statement.

6    PROXY STATEMENT 2008

SECURITY OWNERSHIP

Certain Beneficial Owners — The following table sets forth information as to entities which have reported to the Securities and Exchange Commission ("SEC") or have advised us that they are a "beneficial owner," as defined by the SEC's rules and regulations, of more than 5% of our outstanding Common Stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Common	Henkel KGaA 67 Henkelstrasse 40191 Düsseldorf Germany	43,738,036(2)	17.7%

Common	Henkel Corporation 2200 Renaissance Blvd., Suite 200 The Triad Gulph Mills, PA 19406	28,954,516(3)	11.7%

(1)
The percent of class is based on the number of voting shares outstanding as of March 11, 2008.

(2)
As reported to the SEC by Henkel KGaA on a Form 4 filed November 16, 2006. Henkel KGaA is a partnership limited by shares organized under the laws of Germany. The Company understands that the majority of the voting stock of Henkel KGaA is controlled by the members of the Henkel family. Shares of our Common Stock beneficially owned by Henkel KGaA are subject to an agreement containing certain restrictions pertaining to, among other things, maximum shareholding, transfer and voting rights. For a description of the agreement, see the information found at page 16 under the heading "Stockholder Agreement."

(3)
As reported to the SEC by Henkel Corporation on a Form 4/A filed November 16, 2006. Henkel Corporation, a Delaware corporation, is an indirect, wholly-owned subsidiary of Henkel KGaA. Shares of our Common Stock beneficially owned by Henkel Corporation are bound by the terms of the agreement between the Company and Henkel KGaA described at page 16 under the heading "Stockholder Agreement."

PROXY STATEMENT 2008    7

Executive Officers and Directors —  In general, "beneficial ownership" includes those shares of our Common Stock which a director or executive officer has the power to vote or transfer, as well as stock options that are exercisable currently or within 60 days and stock underlying phantom stock units that may be acquired within 60 days. On March 11, 2008, our current executive officers and directors owned, in the aggregate, 4,444,025 shares of Common Stock constituting approximately 1.8% of our shares outstanding. As required by SEC disclosure rules, "shares outstanding" for this purpose includes options exercisable within 60 days and stock underlying phantom stock units that may be acquired within 60 days by such executive officers and directors. The detail of beneficial ownership is set forth in the following table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares Beneficially Owned

Named Executive Officers
Douglas M. Baker, Jr.	1,292,093(1)(2)	*
Steven L. Fritze	489,403(1)(2)	*
Lawrence T. Bell	570,939(1)(2)	*
James A. Miller	286,629(1)(2)	*
Thomas W. Handley	167,313(1)(2)	*
Directors
Barbara J. Beck	0	*
Leslie S. Biller	120,231(2)(3)(4)	*
Richard U. De Schutter	32,223(2)(3)	*
Jerry A. Grundhofer	91,694(2)(3)	*
Stefan Hamelmann	49,587(2)(3)	*
Joel W. Johnson	131,589(2)(3)	*
Jerry W. Levin	169,609(2)(3)	*
Robert L. Lumpkins	101,443(2)(3)	*
Beth M. Pritchard	34,670(2)(3)(4)	*
Kasper Rorsted	17,649(2)(3)	*
Hans Van Bylen	5,653(2)(3)	*
John J. Zillmer	10,200(2)(3)	*
Current Directors and Executive Officers as a Group (25 persons)	4,440,025(4)	1.8%

*
Indicates beneficial ownership of less than 1% of our outstanding Common Stock.

(1)
Includes the following shares held by officers in the Ecolab Savings Plan and ESOP as of the last Plan report: Mr. Baker, 9,021; Mr. Fritze, 22,180; Mr. Bell, 15,800; Mr. Miller, 1,765; and Mr. Handley, 747.

(2)
Includes the following shares which could be purchased under Company-granted stock options within 60 days from March 11, 2008 including, in the case of retirement-eligible officers, options vesting upon retirement from the Company: Mr. Baker, 1,158,599; Mr. Fritze, 443,897; Mr. Bell, 443,477; Mr. Miller, 279,800; Mr. Handley 166,566; Ms. Beck, 0; Mr. Biller, 60,849; Mr. De Schutter, 25,050; Mr. Grundhofer, 57,767; Mr. Hamelmann, 43,200; Mr. Johnson, 53,229; Mr. Levin, 82,447; Mr. Lumpkins, 86,508; Ms. Pritchard, 25,050; Mr. Rorsted, 12,600; Mr. Van Bylen, 5,100; and Mr. Zillmer, 9,100.

(3)
Includes the following interests in stock units under our 2001 Non-Employee Director Stock Option and Deferred Compensation Plan: Ms. Beck, 0; Mr. Biller, 22,541; Mr. De Schutter, 2,673; Mr. Grundhofer, 22,994; Mr. Hamelmann, 6,387; Mr. Johnson, 27,077; Mr. Levin, 22,204; Mr. Lumpkins, 14,092; Ms. Pritchard, 7,620; Mr. Rorsted, 5,049; Mr. Van Bylen, 553; and Mr. Zillmer, 1,100. The stock units are Common Stock equivalents which may not be voted or transferred. They are included in the table because in certain circumstances they will be paid in the form of Common Stock within 60 days after a director leaves the Board.

(4)
Includes 6,354 shares held by or on behalf of family members of certain directors or executive officers; 26,841 shares of Mr. Biller and 2,000 shares of Ms. Pritchard held in trusts over which they have shared voting authority and/or shared power of disposition; 64,624 shares held for executive officers in Company-sponsored employee benefit plans as of the last plan reports; and 3,727,449 shares to which these persons have the right to acquire beneficial ownership within 60 days of March 11, 2008 including, in the case of retirement-eligible officers, options vesting upon retirement from the Company.

8    PROXY STATEMENT 2008

CORPORATE GOVERNANCE

Corporate Governance Materials and Code of Conduct —  Our Company is managed under the overall direction of our Board of Directors for the benefit of all stockholders. Written materials concerning policies of our Board of Directors, corporate governance principles and corporate ethics practices, including our Code of Conduct, are available on our website at www.ecolab.com/investor/governance.

Copies of our corporate governance materials, including the Code of Conduct, as last amended in 1995 and supplemented by our Code of Ethics for Senior Officers and Finance Associates adopted in 2003, will be mailed free of charge to any stockholder upon request to the Corporate Secretary at our headquarters in Saint Paul. We intend to promptly disclose on our website should there be any amendments to, or waivers by the Board of Directors of, the Code of Conduct or the Code of Ethics for Senior Officers and Finance Associates.

Board Structure —  Under our Restated Certificate of Incorporation, the number of directors is determined exclusively by the Board. Currently, the Board has fixed the number of directors at 13. Under our Corporate Governance Principles, the optimal size of the Board is between 11 and 15 members, in order to facilitate effective discussion and decision-making, adequate staffing of Board Committees, and a desired mix of diversified experience and background.

Pursuant to our agreement with Henkel KGaA ("Henkel") described at page 16 under the heading "Stockholder Agreement," Henkel is entitled to designate a number of persons to be nominated for election to our Board of Directors proportionate to Henkel's shareholding in the Company, rounded down to the nearest whole number. As of March 11, 2008, Henkel beneficially owned approximately 29.4% of our outstanding Common Stock and was accordingly entitled to designate three directors. Messrs. Stefan Hamelmann, Kasper Rorsted and Hans Van Bylen have been elected to the Board pursuant to designation by Henkel.

The Board has appointed a Presiding Director to lead non-management directors during executive sessions of the Board. Currently, the Chair of the Governance Committee, Jerry W. Levin, serves as the Presiding Director.

Director Attendance —  There were six meetings of the Board of Directors during the year ended December 31, 2007. Each director attended at least 94% of all Board meetings and meetings held by all Committees on which he or she served. Overall attendance at Board and Committee meetings was 97.8%. Directors are expected, but are not required, to attend our Annual Meeting of Stockholders. All directors then serving attended last year's Annual Meeting, except for Messrs. Hamelmann, Rorsted and Van Bylen who all reside in Europe and were unable to attend.

Board Committees —  Our By-Laws permit the Board of Directors to designate Committees, each comprised of three or more directors, to assist the Board in carrying out its duties. The Board annually reviews its Committee structure as well as the Charter and composition of each Committee and makes modifications as necessary. The Board believes its current Committee structure, comprised of standing Audit, Compensation, Finance and Governance Committees, is appropriate. The Charters of these Committees are available on our website at www.ecolab.com/investor/governance and will be mailed free of charge to any stockholder upon request to the Corporate Secretary at our headquarters in Saint Paul. The Charters were last amended and approved by the Board in May 2007. The separately designated standing Audit Committee meets the requirements of Section 3(a)(58)(A) of the Exchange Act. The members of the Audit, Compensation and Governance Committees meet the "independence" and other requirements established by the rules and regulations of the SEC, the Internal

PROXY STATEMENT 2008    9

Revenue Code of 1986, as amended (the "IRS Code"), the New York Stock Exchange and our Board, as applicable.

  •
  Audit Committee — The Audit Committee members are Messrs. De Schutter, Johnson (Chairman), Lumpkins (Vice Chairman) and Zillmer. The Committee met six times during the past year. In addition, the Committee Chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement for the first three calendar quarters of 2007 with our Chief Financial Officer, Controller and Assistant Controller and with our independent registered public accounting firm, prior to each of our quarterly earnings announcements. The Committee (and six of our other directors, as the full Board was invited to participate) met to discuss the financial information contained in the fourth quarter and full year 2007 earnings announcement prior to dissemination of that press release and it being furnished to the SEC on a Form 8-K in February 2008. The Form 10-K for the year ended December 31, 2007 was discussed by the Committee at its regularly scheduled February 2008 meeting.

    The Committee fulfills, and assists the Board of Directors' oversight of, its responsibilities to monitor (i) the quality and integrity of our consolidated financial statements and management's financial control of operations; (ii) the qualifications, independence and performance of the independent accountants; (iii) the role and performance of the internal audit function; and (iv) our compliance with legal and regulatory requirements. The Committee meets regularly and privately with our management and internal auditors, and with our independent registered public accounting firm, PricewaterhouseCoopers LLP.

    A report of the Audit Committee is found under the heading "Audit Committee Report" at page 47.

    The Board of Directors has determined that each member of the Audit Committee is "independent" and meets the independence and other requirements of Sections 303A.02 and 303A.07(a) of the listing standards of the New York Stock Exchange, and Rule 10A-3 under the Exchange Act, as well as of our Board. The Board has determined that each member of the Committee is an "audit committee financial expert" under the SEC's rules and should be so designated. Further, the Board has determined, in its business judgment, that each member of the Committee has "accounting and related financial management expertise" and is "financially literate" under the New York Stock Exchange's listing standards.

  •
  Compensation Committee — The Compensation Committee members are Mses. Beck and Pritchard and Messrs. Biller, Grundhofer (Chair), and Levin (Vice Chair). The Committee met six times during the past year. The principal functions of this Committee are to (i) review and recommend to the Board with respect to the establishment, amendment and administration of any compensation plans, benefits plans, severance arrangements and long-term incentives for directors, and any executive officers (including the CEO); (ii) review and approve our overall compensation policy and annual executive salary plan, including CEO compensation; and (iii) administer our director stock option and deferred compensation plans, executive and employee stock incentive plans, stock purchase plans, and cash incentive programs.

    To assist the Committee in the design and review of the executive and director compensation programs, the Board has selected and retained Frederic W. Cook & Co., Inc. an independent compensation consulting firm, which reports directly to the Committee. As requested from time to time on behalf of the Committee, Frederic W. Cook & Co., Inc. provides the Committee with market data regarding various components

10    PROXY STATEMENT 2008

    of executive and director compensation, reviews methodology on which compensation is based and designed, and informs the Committee of market trends in executive and director compensation. Frederic W. Cook & Co., Inc. performs no services for us other than those performed on behalf of the Committee. A report by the Committee is located on page 24 of this Proxy Statement.

    The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements of the SEC (including Rule 16b-3), the New York Stock Exchange, Section 162(m) of the IRS Code, and of our Board.

  •
  Finance Committee — The current Finance Committee members are Mses. Beck and Pritchard (Vice Chair) and Messrs. Biller (Chair), Grundhofer, Hamelmann and Rorsted. The Committee met five times during the past year. The principal functions of this Committee are to review and make recommendations to the Board concerning (i) management's financial and tax policies and standards; (ii) our financing requirements, including the evaluation of management's proposals concerning funding to meet such requirements; (iii) dividends; (iv) our capital expenditure budget; and (v) adequacy of insurance coverage. The Committee also evaluates specific acquisition, divestiture and capital expenditure projects from a financial standpoint. The Committee monitors our investor relations program and oversees a management committee which is charged with monitoring the performance of trust assets held in our benefit plans.

  •
  Governance Committee — The Governance Committee members are Messrs. De Schutter (Vice Chair), Johnson, Levin (Chair), Lumpkins and Zillmer. The Committee met six times during the past year. Certain functions of the Governance Committee are described on pages 4 and 5 of this Proxy Statement under the heading "Director Nomination Process." In addition, the principal functions of this Committee include: (i) lead the annual review of Board performance and effectiveness; (ii) review the Board's organizational structure and operations (including appointing a presiding director for executive sessions of non-management directors) and its relationship to senior management; (iii) review issues of senior management succession; (iv) lead the annual Chief Executive Officer performance review and oversee the evaluation process for senior management; (v) review Certificate of Incorporation, By-Law or stockholder rights plan issues or changes in fundamental corporate charter provisions; (vi) review various corporate governance matters (including any necessary modifications to the Corporate Governance Principles); (vii) review and recommend to the Board with respect to director independence determinations and review, approve or ratify reportable related person transactions; (viii) receive reports from management with regard to relevant social responsibility issues and report to the Board as appropriate; (ix) review our Company's efforts to achieve its affirmative action and diversity goals; (x) review our Company's environmental practices, including progress and compliance with our Global Sustainability Principles; (xi) review director orientation, training and continuing education; and (xii) undertake special projects which do not fall within the jurisdiction of other committees of the Board.

    The Board of Directors has determined that each member of the Governance Committee meets the "independence" requirements of the SEC, the New York Stock Exchange and of our Board.

PROXY STATEMENT 2008    11

DIRECTOR COMPENSATION FOR 2007

Name	Fees earned or paid in cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Earnings ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Leslie S. Biller	$66,000	$30,000	$ 54,739	0	0	—	$150,739
Richard U. De Schutter	$60,000	$30,000	$ 54,739	0	0	—	$144,739
Jerry A. Grundhofer	$66,000	$30,000	$ 93,867(4)	0	0	—	$189,867
Stefan Hamelmann	$60,000	$30,000	$ 54,739	0	0	—	$144,739
Joel W. Johnson	$71,000	$30,000	$196,191(4)	0	0	—	$297,191
Ulrich Lehner(5)	$ 8,850	$ 4,425	0	0	0	—	$ 13,275
Jerry W. Levin	$66,000	$30,000	$ 54,739	0	0	—	$150,739
Robert L. Lumpkins	$60,000	$30,000	$ 54,739	0	0	—	$144,739
Beth M. Pritchard	$60,000	$30,000	$ 54,739	0	0	—	$144,739
Kasper Rorsted	$60,000	$30,000	$ 54,739	0	0	—	$144,739
Hans Van Bylen(6)	$51,300	$25,650	$ 64,923	0	0	—	$141,873
John J. Zillmer	$60,000	$30,000	$ 54,739	0	0	—	$144,739

(1)
Represents annual retainer of $60,000 earned during 2007, plus additional fees paid to the respective Chairs of Board Committees; includes amounts, if any, deferred at the election of directors pursuant to the 2001 Non-Employee Director Stock Option and Deferred Compensation Plan (the "2001 Plan"), as described in footnote (2) below. The dollar amount of fees deferred into Common Stock equivalents by applicable directors during 2007 is as follows: Mr. Grundhofer, $66,000; Mr. Johnson, $71,000; Mr. Lumpkins, $60,000; Ms. Pritchard, $30,000; and Mr. Rorsted, $60,000.

(2)
Represents Common Stock equivalents ("stock units") credited to a deferred stock unit account under the 2001 Plan during 2007 and payable in the form of Common Stock after a director leaves the Board. In addition, under the 2001 Plan, non-employee directors may elect to defer some, or all, of the cash portion of their director's fees until cessation of Board service, which deferrals are reported in column (b) in the above table. Deferred amounts either earn interest at market rates or are invested in a stock unit account at the election of the director. Quarterly dividend equivalents are accrued on deferred stock unit balances. Upon cessation of Board service, deferred amounts (whether in the interest-bearing account or in the stock unit account) are paid in a lump sum or in equal installments up to a maximum of ten years as elected by the director. Amounts deferred after January 1, 2005 must be paid in a lump sum.

  As of December 31, 2007, the aggregate number of stock units held by each non-employee director named in the table above is as follows: Mr. Biller, 22,541; Mr. De Schutter, 2,673; Mr. Grundhofer, 22,994; Mr. Hamelmann, 6,387; Mr. Johnson, 27,077; Mr. Lehner, 0; Mr. Levin, 22,204; Mr. Lumpkins, 14,092; Ms. Pritchard, 7,620; Mr. Rorsted, 5,049; Mr. Van Bylen, 553; and Mr. Zillmer, 1,100.

(3)
Represents the dollar amount of stock option expense recognized for financial statement reporting purposes with respect to 2007 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment ("SFAS 123R"), but with no discount for estimated forfeitures. Director stock options have a ten-year contractual exercise term and vest immediately on the date of grant. The value has been determined by application of the lattice (binomial)-pricing model, based upon the terms of the option grant to directors. Key assumptions include: risk-free rate of return; expected life of the option, expected stock price volatility and expected dividend yield. The specific assumptions used in the valuation of these options is summarized in the table below:

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield

05/04/07 (All except Lehner)	4.56%	5.99	25.28%	1.07%

05/04/07 (Johnson)	4.65%	2.01	25.32%	1.07%

05/04/07 (Johnson)	4.63%	2.25	25.32%	1.07%

05/04/07 (Johnson)	4.61%	2.51	25.32%	1.07%

05/04/07 (Johnson)	4.61%	2.51	25.32%	1.07%

05/04/07 (Johnson)	4.60%	2.75	25.32%	1.07%

05/04/07 (Johnson)	4.58%	3.01	25.32%	1.07%

05/09/07 (Grundhofer)	4.58%	3.01	25.32%	1.07%

12    PROXY STATEMENT 2008

  As of December 31, 2007, the aggregate number of stock options held by each director named in the table above is as follows: Mr. Biller, 70,849; Mr. De Schutter, 25,050; Mr. Grundhofer, 57,767; Mr. Hamelmann, 43,200; Mr. Johnson, 53,229; Mr. Lehner, 38,900; Mr. Levin, 82,447; Mr. Lumpkins, 86,508; Ms. Pritchard, 25,050; Mr. Rorsted, 12,600; Mr. Van Bylen, 5,100; and Mr. Zillmer, 9,100.

(4)
During 2007, Messrs. Grundhofer and Johnson received reload options totaling 4,367 and 17,016 shares, respectively. The issuance of these reload options results from rights that were granted to Mr. Grundhofer on May 9, 2003 and to Mr. Johnson on May 11, 2001, November 1, 2001, May 10, 2002, November 1, 2002 and May 9, 2003, as part of their original option grants made under the 2001 Plan. The respective reload options expire on the expiration date of their original grant. The reload feature under the 2001 Plan was eliminated in 2004.

(5)
Mr. Lehner retired from the Board in February 2007, and received a pro-rated portion of compensation for 2007.

(6)
Mr. Van Bylen was appointed to the Board in February 2007, and received a pro-rated portion of compensation for 2007. Mr. Van Bylen received an initial stock option grant in May 2007 valued at $10,184 under SFAS 123R to reflect his pro-rated service commencing in February, as well as his periodic stock option grant valued at $54,739.

Summary —  During 2007, members of the Board of Directors who are not employees of the Company received base annual compensation valued at $145,000 as follows:

  •
  An annual retainer of $60,000;

  •
  $30,000 annually in the form of stock units (which are described under footnote 3 to the "Security Ownership — Executive Officers and Directors" table at page 8); and

  •
  Stock options having an economic value of approximately $55,000.

Chairs of the Board's Compensation, Finance and Governance Committees each received an additional fee of $6,000 per year. The Chair of the Audit Committee received $11,000 per annum. All reasonable travel, telephone and other expenses incurred by directors on behalf of Ecolab were reimbursed.

Director stock option grants are made on the date of the Annual Meeting of Stockholders, and have an exercise price which is the average of the high and low market price on the date of grant. We believe that the use of the average of the high and low market price on the date of the grant removes same day stock volatility. We do not have a program, plan, or practice to time stock option grants to directors in coordination with the release of material non-public information.

The options granted to directors under the 2001 Plan may be transferred to defined family members or legal entities established for their benefit, and with respect to options granted through May 2004, provide for a one-time automatic grant of a reload stock option if the optionee exercises the original stock option by tendering shares of previously owned Common Stock of the Company. The reload stock option is for the same number of shares tendered to exercise the original stock option and the number of shares required to be withheld to satisfy minimum statutory tax obligations, has an exercise price equal to the fair market value of our Common Stock on the reload grant date, and is immediately exercisable at any time during the remaining exercise term of the original stock option. The reload feature under the 2001 Plan was eliminated in 2004.

PROXY STATEMENT 2008    13

DIRECTOR INDEPENDENCE STANDARDS AND DETERMINATIONS

"Independence" Standards — Pursuant to the Board of Directors' policy, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  •
  (i) the director or an immediate family member is a current partner of a firm that is the Company's internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time;

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee; or

  •
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company's consolidated gross revenues.

"Independence" Determinations — In February 2008, the Governance Committee undertook a review of director independence by examining the nature and magnitude of transactions and relationships during 2007, 2006 and 2005 between each director serving since January 1, 2007 (or any member of his or her immediate family or the company he or she is employed by and its subsidiaries and affiliates) and Ecolab, its subsidiaries and affiliates, including those transactions reported below under "Stockholder Agreement" and "Related Person Transactions" with respect to Henkel's designees to our Board (Messrs. Hamelmann, Lehner, Rorsted and Van Bylen). Appropriate scrutiny is given to any situation which could be reasonably considered a material relationship. Both the existence and nature of the relationship are considered. The relationships include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Ecolab also endeavors to identify, quantify and evaluate ordinary course commercial transactions between Ecolab and any company that employs a director, including subsidiaries and affiliates of the company. The Board's Governance Committee has reviewed the following immaterial transactions between certain directors' companies and Ecolab, and determined that none of the transactions exceeds the Board's categorical "independence" standards described above, or adversely affects the director's "independence" status.

  •
  Barbara J. Beck, a director, is an Executive Vice President of Manpower, Inc., a world leader in the employment services industry. During 2007, Ecolab's sales to Manpower and its affiliates were approximately $5,000. In addition, Ecolab purchased services in

14    PROXY STATEMENT 2008

    the amount of approximately $1,426,000 from Manpower and its affiliates, which is less than 0.007% of Manpower's consolidated gross revenues. Ecolab believes all sales to and purchases from Manpower were made in the ordinary course, at arm's length, and at prices and on terms customarily available. Further, the director had no personal interest in, nor received any personal benefit from, such commercial transactions.

  •
  Jerry A. Grundhofer, a director, is the retired Chairman of the Board of U.S. Bancorp, a financial services holding company. During 2007, Ecolab's sales to U.S. Bancorp and its affiliates were approximately $50,000. In addition, Ecolab purchased services in the amount of approximately $248,000 from U.S. Bancorp and its affiliates. Ecolab believes all sales to and purchases from U.S. Bancorp were in the ordinary course, at arm's length, and at prices and on terms customarily available. Further, the director had no personal interest in, nor received any personal benefit from, such commercial transactions.

  •
  Robert L. Lumpkins, a director, is the Chairman of the Board of The Mosaic Company, a producer of crop and animal nutrition products and services. During 2007, Ecolab's sales to Mosaic and its affiliates were approximately $78,000. Ecolab believes all sales to Mosaic were made in the ordinary course, at arm's length, and at prices and on terms customarily available. Further, the director had no personal interest in, nor received any personal benefit from, such commercial transactions.

  •
  Beth M. Pritchard, a director, is the President and Chief Executive Officer of Dean & DeLuca, Inc., a retailer of gourmet and specialty foods. During 2007, Ecolab's sales to Dean & DeLuca and its affiliates were approximately $76,000. Ecolab believes all sales to Dean & DeLuca were in the ordinary course, at arm's length, and at prices and on terms customarily available. Further, the director had no personal interest in, nor received any personal benefit from, such commercial transactions.

  •
  John J. Zillmer, a director, is the Chairman of the Board and Chief Executive Officer of Allied Waste Industries, Inc., a solid waste management company. During 2007, Ecolab's sales to Allied Waste Industries and its affiliates were approximately $89,000. In addition, Ecolab purchased services in the amount of approximately $69,000 from Allied Waste Industries and its affiliates. Ecolab believes all sales to and purchases from Allied Waste Industries were in the ordinary course, at arm's length, and at prices and on terms customarily available. Further, the director had no personal interest in, nor received any personal benefit from, such commercial transactions.

Based on the review of the Governance Committee, the Board of Directors has determined that the following directors, including those on the slate of nominees for election to the Board at this year's Annual Meeting, are, and have been since January 1, 2007, "independent" and meet the independence and other requirements of the listing standards of the New York Stock Exchange, the rules and regulations of the SEC, applicable law, and the Board's "independence" standards: Barbara J. Beck, Les S. Biller, Richard U. De Schutter, Jerry A. Grundhofer, Joel W. Johnson, Jerry W. Levin, Robert L. Lumpkins, Beth M. Pritchard and John J. Zillmer.

In view of the materiality of the relationships, arrangements and transactions between Ecolab and Henkel, including the Stockholder Agreement and Related Party Transactions described below, the Board has determined that Henkel's designees to our Board since January 1, 2007 (Stefan Hamelmann, Ulrich Lehner, Kasper Rorsted and Hans Van Bylen) are not "independent." In addition, the Board determined that Douglas M. Baker, Jr. is not "independent," due to his status as a current executive officer.

PROXY STATEMENT 2008    15

RELATED PERSON TRANSACTIONS

The Governance Committee of the Board of Directors is responsible for reviewing, approving or ratifying transactions in excess of $120,000 with the Company's executive officers or directors, including their immediate family members, or any greater than 5% stockholder known to us. Our practices and procedures for identifying transactions with related persons are located in the charter of the Governance Committee. The Governance Committee considers the related person's relationship to the Company and interest in the transaction; the material facts of the transaction, including the proposed aggregate value of such transaction; the benefits to the Company of the proposed related person transaction; if applicable, the availability of other sources of comparable products or services; an assessment of whether the proposed related person transaction is on terms that are comparable to the terms available to an unrelated third party or to employees and such other factors and information as the Governance Committee may deem appropriate.

With respect to 2007, the Board's Governance Committee has considered, among other factors, the information below concerning transactions and arrangements between the Company and Henkel KGaA, including subsidiaries and affiliates of the Company and Henkel. In accordance with the Company's practices and procedures regarding related person transactions, the Governance Committee has approved and ratified these transactions and arrangements for 2007.

Stockholder Agreement — In a filing with the SEC, Henkel KGaA reported that it and an affiliate of Henkel owned 72,692,552 shares of our Common Stock as set forth in the table of "Security Ownership — Certain Beneficial Owners" located on page 7. On February 27, 2008, as reported to the SEC on a Form 13D/A, Henkel announced its intention to sell some or all of its shares of our Common Stock.

Henkel's equity ownership in the Company is subject to an agreement ("Stockholder's Agreement") containing certain restrictions pertaining to, among other things, Henkel's acquisition, transfer and voting rights of our Common Stock. Generally, the Stockholder's Agreement terminates when Henkel owns less than 2% of our voting shares. Pursuant to the Stockholder's Agreement, Henkel is precluded from acquiring more than 35% of our outstanding Common Stock or from acting, alone or in concert with others, to control or influence the Company.

Henkel may sell its shares of our Common Stock under certain conditions specified in the Stockholder's Agreement, subject to our right of first refusal. Any disposition by Henkel of any shares of our Common Stock would be effected in an orderly manner in accordance with the Stockholder's Agreement, including our right of first refusal.

Henkel has agreed to vote its shares in the case of election of our directors, certain stockholder proposals, compensation and certain matters pertaining to the independent publicly traded nature of the Company, in accordance with the recommendations or directions of our Board. In all other cases, except with respect to certain "strategic transactions," Henkel may vote, at its option, either in accordance with the recommendation of our Board or pro rata in the same manner and proportion that votes of our stockholders (other than Henkel and our officers or directors) have been cast. Any vote with respect to "strategic transactions," (for example a disposition, recapitalization, liquidation or consolidation of the Company or other transactions which could reasonably be expected to have a material effect upon Henkel's investment in our Common Stock) may be cast at Henkel's sole discretion. Henkel also is entitled to designate nominees for election to our Board of Directors proportionate to the percentage of its holding of our voting securities (rounded down to the nearest whole number). Currently, Henkel has designated three of our directors. Those directors are Messrs. Stefan Hamelmann, Kasper

16    PROXY STATEMENT 2008

Rorsted and Hans Van Bylen. Further information concerning Henkel directorships is found on page 18 under the heading "Proposal to Elect Directors."

In addition, the Stockholder's Agreement provides that beginning in 2011 Henkel will be permitted to make proposals to our Board of Directors to acquire all, but not less than all, of our outstanding voting shares at certain times, and under terms and conditions set forth in the Stockholder's Agreement.

Related Person Transactions — On November 30, 2001, we acquired the 50% of the Henkel-Ecolab joint venture ("Henkel-Ecolab") which we did not already own, from our joint venture partner, Henkel. The acquisition is referred to herein as the "Transaction." In May 2007, Henkel and the Company settled claims remaining from the Transaction, resulting in a net payment to us of euro 288,354 (or approximately $387,000 at May 31, 2007).

As a part of the Transaction, Henkel continues to provide to our European businesses certain services and products which Henkel previously provided to Henkel-Ecolab prior to the Transaction at prices and on terms customarily available. These include leased office space; certain accounting, finance, payroll, human resources, information and other administrative services; and contract manufacturing and supply agreements.

Pursuant to an Intellectual Property Agreement entered into in connection with the Transaction: (i) Henkel transferred certain trademarks and patents used by Henkel-Ecolab to us and we granted a perpetual royalty-free license back to Henkel to use such transferred intellectual property outside of the cleaning and sanitizing field; and (ii) Henkel granted a perpetual (in a limited number of cases, the license for certain trademarks is limited to five years) royalty-free license to us to use certain other trademarks, patents and technology used by Henkel-Ecolab which were not transferred to us.

In connection with the Transaction, Ecolab and Henkel also entered into an Environmental Agreement dated December 7, 2000 under which Henkel agreed to indemnify Ecolab for certain environmental liabilities associated with the parties' former joint venture in Europe. We received euro 626,763 (or approximately $917,000) from Henkel in 2007 for such environmental liabilities, and we recently requested an additional euro 203,890 (or approximately $300,000 at December 31, 2007) for new environmental costs.

Pursuant to a Brand License Agreement, Henkel granted Ecolab a license for certain Henkel trademarks to use on products for sale to retail customers who sell to both commercial and household end-use customers. Ecolab believes this license agreement was made in the ordinary course, at arm's length, and on terms customarily available.

During 2007, 2006 and 2005, we sold products and services in the amounts of approximately $4,600,000, $5,700,000 and $3,600,000, respectively, to Henkel and its affiliates, and purchased products and services in the amounts of approximately $64,600,000, $66,000,000 and $65,300,000, respectively, from Henkel and its affiliates. Ecolab believes its sales to and purchases from Henkel were made in the ordinary course, at arm's length, and at prices and on terms customarily available. The payments for products and services include amounts paid to Henkel and its affiliates for administrative services and for products under supply arrangements by our affiliates in approximately 25 countries outside of Europe where we formerly acquired industrial and institutional cleaning and sanitizing businesses from Henkel.

PROXY STATEMENT 2008    17

PROPOSAL TO ELECT DIRECTORS

Our Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The Board of Directors currently consists of 13 members.

Pursuant to the agreement between us and Henkel KGaA described at page 16 under the heading "Stockholder Agreement", Henkel is entitled to designate a number of persons to be nominated for election to our Board of Directors proportionate to Henkel's shareholding in the Company rounded down to the nearest whole number. As of March 11, 2008, Henkel beneficially owned approximately 29.4% of our outstanding Common Stock and was accordingly entitled to designate three directors. Messrs. Stefan Hamelmann, Kasper Rorsted and Hans Van Bylen have been appointed to the Board pursuant to designation by Henkel.

The term of current Class I Directors expires with this Annual Meeting of Stockholders. Pursuant to the recommendation of the Governance Committee, Ms. Beck and Messrs. Baker, Hamelmann, Levin and Lumpkins were nominated by the Board of Directors for election as Class I Directors. Class I Directors being elected at the current Annual Meeting will serve until the 2011 Annual Meeting expected to be held in May 2011. The directors of Class II and Class III will continue in office. The Board of Directors has no reason to believe that any of the named nominees is not available or will not serve if elected. The Board of Directors recommends a vote FOR the election of the five nominees named in this Proxy Statement.

The following information with regard to business experience has been furnished by the respective directors or nominees or obtained from our records.

18    PROXY STATEMENT 2008

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS – CLASS I (FOR A TERM ENDING 2011)

DOUGLAS M. BAKER, JR., age 49.

Chairman of the Board, President and Chief Executive Officer of Ecolab. Director of Ecolab since February 2004.

Prior to joining Ecolab in 1989, Mr. Baker was employed by The Procter & Gamble Company in various marketing and management positions. At Ecolab, Mr. Baker held various leadership positions within the Institutional, Kay and European operations. Mr. Baker was named Ecolab's President and Chief Operating Officer in August 2002, was promoted to President and Chief Executive Officer in July 2004, and added the position of Chairman of the Board in May 2006. Director of U.S. Bancorp.

BARBARA J. BECK, age 47.

Executive Vice President of Manpower Inc., a world leader in the employment services industry. Director of Ecolab since February 2008. Member of the Compensation and Finance committees.

Ms. Beck has been President of Manpower's EMEA operations since 2006, overseeing Europe (excluding France), the Middle East and Africa. She previously served as Executive Vice President of Manpower's U.S. and Canada business unit from 2002 to 2005. Prior to joining Manpower in 2002, Ms. Beck was an executive of Sprint, a global communications company, serving in various operating and leadership roles for 15 years. Member of the Harvard Kennedy School of Government's Women's Leadership Board, the World Economic Forum's Women Leaders Programme and Catalyst Europe's Board of Advisors.

STEFAN HAMELMANN, age 44.

Owner of Franz Hamelmann Baugesellschaft GmbH and Franz Hamelmann Projekt GmbH, privately held construction and development companies. Member of the Henkel family which controls Henkel KGaA, Düsseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives. Director of Ecolab since 2001. Appointed to the Board pursuant to an understanding between the Company and Henkel (see information found on page 18 under the heading "Proposal to Elect Directors"). Member of the Finance Committee.

Mr. Hamelmann became a partner at Franz Hamelmann Baugesellschaft GmbH in 1993, serving as sole proprietor since 1997. Appointed as a guest member of the Shareholders' Committee of Henkel KGaA in 1997. Elected to the Henkel Shareholders' Committee in 1999.

PROXY STATEMENT 2008    19

JERRY W. LEVIN, age 63.

Chairman of JW Levin Partners LLC, a private investment and advisory firm. Director of Ecolab since 1992. Chairman of the Governance Committee and Vice Chair of the Compensation Committee.

Mr. Levin served in a number of senior executive positions with The Pillsbury Company from 1974 through 1989. In 1989, joined MacAndrews & Forbes Holdings, Inc. which controlled Revlon, Inc. and The Coleman Company, among other companies. From 1989 through 1997, Mr. Levin served in various capacities at the Coleman Company, Inc., Revlon, Inc., Revlon Consumer Products Corporation and the Cosmetic Center, Inc., including as Chairman and/or Chief Executive Officer. Mr. Levin served as Chairman and Chief Executive Officer of American Household, Inc. (formerly known as Sunbeam Corporation) from 1998 to 2005. Joined the Board of Sharper Image in July 2006, and served as interim CEO from September 2006 to April 2007. Director of U.S. Bancorp, Saks Incorporated, and Wendy's International, Inc. Vice Chairman of Clinton Group, a private diversified asset management company.

ROBERT L. LUMPKINS, age 64.

Chairman of the Board of The Mosaic Company, a leading producer and marketer of crop and animal nutrition products and services. Director of Ecolab since 1999. Vice Chair of the Audit Committee and member of the Governance Committee.

Mr. Lumpkins, who retired as Vice Chairman and a director of Cargill Inc. in 2006, began his career with the company in 1968, and served in various finance and general management positions. Named President of the Financial Services Division in 1983 and Chief Financial Officer for Cargill Europe in 1988. Served as Chief Financial Officer of Cargill from 1989 to 2005, and elected to Cargill's Board of Directors in 1991. Elected Vice Chairman in 1995. Director of The Mosaic Company and Webdigs, Inc.; also non-executive Chairman of Black River Asset Management LLC. Serves as a trustee of Howard University.

20    PROXY STATEMENT 2008

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE – CLASS II (FOR A TERM ENDING 2009)

LESLIE S. BILLER, age 60.

Chief Executive Officer of Greendale Capital, LLC, a private investment and consultive company. Chairman of the Finance Committee and member of the Compensation Committee. Director of Ecolab since 1997.

After holding various positions with Citicorp and Bank of America, Mr. Biller joined Norwest Corporation in 1987 as Executive Vice President in charge of strategic planning and acquisitions for Norwest Banking. Appointed Executive Vice President in charge of South Central Community Banking in 1990. He served as President and Chief Operating Officer of Norwest Corporation from February 1997 until its merger with Wells Fargo & Company in November 1998. Mr. Biller retired as Vice Chairman and Chief Operating Officer of Wells Fargo & Company in October 2002. Director of PG&E Corporation and Pacific Gas and Electric Company. Also a director of Knowledge Schools Inc. and Knowledge Universe Education.

JERRY A. GRUNDHOFER, age 63.

Chairman Emeritus and retired Chairman of the Board of U.S. Bancorp, a financial services holding company. Director of Ecolab since 1999. Chairman of the Compensation Committee and member of the Finance Committee.

Following an extensive career in the commercial banking industry, including serving as Vice Chairman of the Board of BankAmerica Corporation, Mr. Grundhofer joined Star Banc Corporation as President and Chief Executive Officer in 1993, assuming the Chairman post in December 1993. In November 1998, Star Banc acquired Firstar Corporation and he assumed the position of President and Chief Executive Officer of Firstar Corporation. In February 2001, following a merger of Firstar Corporation and U.S. Bancorp, Mr. Grundhofer was named President and CEO of U.S. Bancorp and added the position of Chairman of the Board in January 2003. Director of The Midland Company.

KASPER RORSTED, age 46.

Deputy Chairman of the Management Board of Henkel KGaA. Director of Ecolab since 2005. Appointed to the Board pursuant to an understanding between the Company and Henkel (see information found on page 18 under the heading "Proposal to Elect Directors"). Member of the Finance Committee.

Prior to joining Henkel, Mr. Rorsted served as Senior Vice President and General Manager, Europe, Middle East and Africa for Hewlett Packard following its merger with Compaq. Mr. Rorsted held various other senior management positions with Compaq since 1995 and has previous experience with Oracle, Digital and Ericsson. Member of the Supervisory Board of Cable & Wireless, plc. Mr. Rorsted will become Chairman of the Management Board of Henkel KGaA in April 2008.

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JOHN J. ZILLMER, age 52

Chairman of the Board and Chief Executive Officer of Allied Waste Industries, Inc., a solid waste management company. Director of Ecolab since May 2006. Member of the Audit and Governance Committees.

Mr. Zillmer has served as Chairman and Chief Executive Officer of Allied Waste Industries since May 2005. Prior to joining Allied Waste, Mr. Zillmer spent thirty years in the managed services industry, most recently as Executive Vice President of ARAMARK Corporation, a provider of food, uniform and support services. During his eighteen-year career with ARAMARK, Mr. Zillmer served as President of ARAMARK's Business Services division, the International division and the Food and Support Services group. Prior to joining ARAMARK, Mr. Zillmer was employed by Szabo Food Services until Szabo was acquired by ARAMARK in 1986. Director of Allied Waste Industries, Inc., Reynolds American Inc. and United Stationers, Inc.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE – CLASS III (FOR A TERM ENDING 2010)

RICHARD U. DE SCHUTTER, age 67.

Retired Chairman and Chief Executive Officer of DuPont Pharmaceutical Company, a drug manufacturer formerly based in Wilmington, Delaware. Director of Ecolab since 2004. Vice Chairman of the Governance Committee and member of the Audit Committee.

Following a 35-year career at Monsanto Company where he last served as Vice Chairman and Chief Administrative Officer, Mr. De Schutter transitioned to Pharmacia Corporation, a drug manufacturer created through merger of Monsanto, Pharmacia & Upjohn, in 2000 as Chief Administrative Officer and Director. In 2000, Mr. De Schutter joined DuPont Pharmaceutical Company as Chairman and Chief Executive Officer, serving until the 2001 sale of the company to Bristol Myers-Squib. Chairman of the Board of Incyte Corporation, and director of Smith & Nephew plc and Varian, Inc.

JOEL W. JOHNSON, age 64.

Retired Chairman of the Board and Chief Executive Officer of Hormel Foods Corporation, a processor and marketer of meat and food products. Director of Ecolab since 1996. Chairman of the Audit Committee and member of the Governance Committee.

Following an extensive career at General Foods Corporation, Mr. Johnson joined Hormel Foods Corporation in 1991 as Executive Vice President — Sales & Marketing. Advanced to President in 1992, Chief Operating Officer and Chief Executive Officer in 1993 and Chairman of the Board in 1995. Director of the Meredith Corporation and U.S. Bancorp. Also Vice Chairman of The Hormel Foundation and a member of the Board of Trustees of Hamilton College.

22    PROXY STATEMENT 2008

BETH M. PRITCHARD, age 61.

Vice Chair of Dean & Deluca, Inc., a multi-channel retailer of gourmet and specialty foods. Director of Ecolab since 2004. Vice Chair of the Finance Committee and member of the Compensation Committee.

Ms. Pritchard served as President and Chief Executive Officer of Dean & Deluca from 2005 to November 2007. Formerly President and Chief Executive Officer of Organized Living from January 2004 until May 2005 when it filed a reorganization petition under Chapter 11 of the federal bankruptcy code and subsequently was liquidated. From 1991 to 2004, Ms. Pritchard was an executive with Limited Brands, Inc., a specialty retailer, serving as President and Chief Executive Officer of Bath & Body Works, and as Chief Executive Officer of The White Barn Candle Company. From 1971 to 1991, Ms. Pritchard held various marketing and management positions at S.C. Johnson & Son, Inc., last as Vice President Insect Control Division. Director of Dean & Deluca.

HANS VAN BYLEN, age 46.

Executive Vice President, Cosmetics/Toiletries of Henkel KGaA, Düsseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives. Director of Ecolab since February 2007. Appointed to the Board pursuant to an understanding between the Company and Henkel (see information found on page 18 under the heading "Proposal to Elect Directors").

Mr. Van Bylen joined Henkel KGaA in 1984 and, after holding various global sales, marketing and management positions within Henkel's detergents and cosmetics businesses, named a Corporate Vice President in 2001 managing business units in the skin, oral care and hair care groups. Promoted to his current position of Executive Vice President, Cosmetics/Toiletries in July 2005. Member of the Management Board of Henkel KGaA.

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EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis of the Company with management. Based on their review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in both the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and the Company's Proxy Statement for the Annual Meeting Stockholders to be held May 2, 2008.

Dated: February 20, 2008	Les S. Biller Jerry A. Grundhofer	Jerry W. Levin Beth M. Pritchard

COMPENSATION DISCUSSION AND ANALYSIS

Overview — This Compensation Discussion describes the material elements of compensation awarded to each of our executive officers who served as named executive officers during 2007. This Compensation Discussion focuses on the information contained in the following tables and related footnotes and narrative primarily for 2007, but we also describe compensation actions taken during 2006 and 2008 to the extent it enhances the understanding of our executive compensation disclosure for 2007.

The Compensation Committee of the Board of Directors oversees the design and administration of our executive compensation program according to the processes and procedures discussed in the Corporate Governance section of this proxy statement, located at pages 10 and 11 hereof.

The principal elements of our executive compensation program for 2007 are illustrated below:

Base Salary is designed to provide a base wage that is not subject to company performance risk. Represents 14% of total compensation for the principal executive officer and averages 27% of total compensation for the remaining named executive officers.*

Annual Bonus is designed to motivate executives to achieve annual business and individual goals. Averages 16% of total compensation for the named executive officers.*

Stock Options are designed to motivate executives to make decisions that focus on long-term stockholder value creation. Represents 71% of total compensation for the principal executive officer and averages 57% of total compensation for the remaining named executive officers.*

 Special Benefits restore benefits due to qualified plan limits. Perquisites support attraction and retention of executives.*

Change-in-Control arrangements promote continuity, impartiality and objectivity in event of a change-in-control situation to enhance stockholder value. Policy is conservative relative to design provisions and benefit levels with those in our competitive market.
*
Total compensation is defined as the sum of base salary, target annual cash incentives, and the grant date fair value of long-term equity incentives, and does not necessarily tie to the values disclosed in the Summary Compensation Table and supplemental tables. The chart is not drawn to scale for any particular named executive officer.

24    PROXY STATEMENT 2008

Our philosophy is to position the aggregate of these elements in the median range of our competitive market, adjusted for the Company's current size. For annual cash incentives, our philosophy is to also position them at a level commensurate with the Company's performance based on diluted earnings per share compared to the Standard & Poor's 500. We position annual cash incentives and stock options to provide lower than median compensation for lower than competitive market performance and higher than median compensation for higher than competitive market performance. Generally, this philosophy of commensurate aggregate pay is the same philosophy for executive positions throughout the world, based on representative compensation elements in the local marketplace. For stock options, our grant processes do not permit backdating and, as described under Long-Term Equity Incentives, are granted on the same date as the Compensation Committee approval date.

PROGRAM OBJECTIVES AND REWARD PHILOSOPHY

In General — We use executive compensation to support our corporate vision, communicate the importance of our business results, retain executives important to our success and reward executives for contributions at a level reflecting our performance. Our executive compensation program, that is the compensation package as a whole as well as each element of compensation, is designed to be market competitive in order to attract, motivate and retain our executives in a manner that is both fair to our executives and supportable to our stockholders. Our executive compensation program is further designed to reinforce and compliment ethical and sustainable management practices, and to align management interests (such as sustainable long-term growth) with those of our stockholders.

Competitive Market — We define our competitive market to be a broad range of general industry manufacturing and service companies, as provided by third party surveys (in which we participate) of over 350 companies with sales that range from less than $500 million to more than $10 billion. We size adjust the data and use the median range as the standard by which we set our targets. We use surveys published by Hewitt Associates and Towers Perrin as the primary sources of competitive data because we have determined these to be the best sources for credible, size-adjusted market data for general industry companies. We annually assess the reasonableness of our total compensation levels and mix relative to the data contained in these surveys. Since no explicit peer group exists based on our size and business type, we annually verify the reasonableness of the survey information used for our named executive officers by compiling proxy statement compensation information from the Standard & Poor's 500 Materials Industry Group, of which we are a component.

Compensation Process — For the named executive officers, the Compensation Committee reviewed and approved all elements of 2007 compensation taking into consideration recommendations from our principal executive officer (but not for his own compensation), as well as competitive market guidance and feedback provided by the Compensation Committee's independent compensation consultant and our human resources staff regarding individual performance, time in position and internal pay comparisons. The Compensation Committee reviewed and approved all elements of 2007 compensation for our principal executive officer taking into consideration the Board's performance assessment of the principal executive officer and recommendations, competitive market guidance and feedback from the Compensation Committee's independent compensation consultant and our human resources staff. Recommendations with respect to the compensation of our principal executive officer are not shared with our principal executive officer.

Regulatory Considerations — We monitor changes in the regulatory environment when assessing the financial efficiency of the various elements of our executive compensation program. We have designed and administered our annual cash incentives, particularly our

PROXY STATEMENT 2008    25

stockholder-approved Management Performance Incentive Plan which we refer to as the MPIP, and long-term equity incentive plans in a manner that is intended to preserves our federal income tax deductions. The MPIP is administered by the Compensation Committee, who selects the participants each year, establishes the annual performance goal based upon performance criteria that it selects, the performance target, and a maximum annual cash award dependent on achievement of the performance goal. For 2007, the Compensation Committee selected diluted earnings per share as the performance measure under the MPIP. The Compensation Committee certifies the extent to which the performance goal has been met and the corresponding amount of the award earned by the participants, with the ability to lower, but not raise, the award based upon the same underlying operable metrics used for our Management Incentive Plan cash incentive and to recognize individual performance.

We have designed and administered our deferred compensation, equity compensation, and change-in-control severance plans to be in compliance with federal tax rules affecting nonqualified deferred compensation. In accordance with Statement of Financial Accounting Standards 123R, for financial statement purposes, we expense all equity-based awards over the period earned based upon their estimated fair value at grant date. Accounting treatment has not resulted in changes in our equity compensation program design for our named executive officers.

BASE SALARIES

In General — The Committee reviews base salaries for the named executive officers and other executives annually in December effective for the following fiscal year, and increases are based on changes in our competitive market, individual performance and time in position. Our philosophy is to pay base salaries that are within the median range of our size-adjusted competitive market. When an executive officer is new to his/her position, his/her initial base salary will likely be significantly less than the median but, if performance is acceptable, his/her base salary will be increased over several years to arrive at the median.

Salary Increases — For 2006 and 2007, annualized base salary rates for the named executive officers are summarized below:

Name	Fiscal Year 2006	Fiscal Year 2007	Annualized Percent Increase

Douglas M. Baker, Jr.	$800,000	$900,000	12.5%
Steven L. Fritze	$420,000	$450,000	7.1%
Lawrence T. Bell	$342,000	$355,000	3.8%
James A. Miller	$350,000	$400,000	14.3%
Thomas W. Handley(1)	—	$371,500	—

(1)
Mr. Handley was not a named executive officer for 2006.

Our Analysis — For 2007, base salaries accounted for approximately 14% of total compensation for the principal executive officer and 27% on average for the other named executive officers. For 2007 three of our named executive officers, including the principal executive officer, received more aggressive increases to bring them closer to the market median of their position, consistent with our philosophy and supported by their performance. The annualized base salary rates after the increases are within approximately 91% of our competitive market for the principal executive officer and 94% on average for the other named executive officers.

26    PROXY STATEMENT 2008

ANNUAL CASH INCENTIVES

In General — The Committee reviewed annual cash incentive awards for the named executive officers and other executives at the February 2008 meeting to determine award payments for the 2007 year and we established 2008 target award opportunities in December 2007. These annual cash incentive awards are administered under our Management Incentive Plan (or MIP) and our MPIP.

Target Award Opportunities — Under the MIP, we establish annual target award opportunities expressed as a percentage of base salary paid during the fiscal year, and threshold and maximum award payment limits expressed as a percentage of the target award. Our bonus targets are set within the market median range for each position, and the bonus plan is structured so that lower performance results in below market payouts and superior performance drives payouts above the market median range. For 2007, target award opportunities for the named executive officers ranged from 55% to 110% of base salary, and minimum and maximum payout opportunities ranged from 0% to 200% of target award opportunity, respectively.

Performance Measures — Under the MIP, we use a mix of overall corporate, business unit, and individual performance measures to foster cross-divisional cooperation and to assure that executives have a reasonable measure of control over the factors that affect their awards. This performance measure mix varies by executive position. For 2007, the performance measure mix for the named executive officers is summarized below:

	Performance Measure Mix
Name	Overall Corporate	Business Unit	Individual

Douglas M. Baker, Jr	100%	0%	0%
Steven L. Fritze	70%	0%	30%
Lawrence T. Bell	70%	0%	30%
James. A. Miller	30%	70%	0%
Thomas W. Handley	30%	70%	0%

Performance Goals — Under the MIP, overall corporate performance is based on diluted earnings per share goals. The Company uses diluted earnings per share as a measure because it is most closely aligned with our strategy of delivering profitable growth and increased stockholder value. In addition, it reinforces our Circle the Customer — Circle the Globe strategy and fosters cross-divisional cooperation. In establishing these goals for 2007 we took into consideration our prior year results, our expected economic and market influences, other large companies' performance expectations and our anticipated business opportunities, investment requirements and competitive situation. For 2007, as in past years, we have established minimum performance goals which provide no payment without growth in diluted earnings per share. Our target and maximum diluted earnings per share goals require low double-digit to mid-teen double digit growth, respectively.

For two of our named executive officers (Messrs. Handley and Miller), who manage particular business units for us, 70% of their annual cash incentive is based upon business unit performance. One-half of the business unit performance component is based on achievement of the revenue goal and one-half is based on achievement of the operating income goal. In establishing these goals for 2007 we took into consideration our prior year results and growth opportunities, investment requirements and market influences. For 2007, 2006 and 2005, the payout percentage for performance against business unit goals for these named executive officers has ranged from 90% to 194% of target with an average payout percentage of 154% of

PROXY STATEMENT 2008    27

the target award opportunity for the three year period for the business unit performance component. Generally, the Compensation Committee sets the threshold, target and maximum levels under the MIP such that the intended relative difficulty of achieving the target level is consistent from year to year.

For two of our named executive officers (Messrs. Fritze and Bell), who hold staff positions (principal financial officer and general counsel, respectively), 30% of their annual cash incentive is based upon performance of individual performance goals. This component of staff position awards under the MIP was initiated in 2005 and set at 30% of the performance measure mix for annual cash incentives so that achievement of these goals is a component of the award but remains balanced against achievement of corporate performance goals. The 2007 individual performance goals for our principal financial officer and the general counsel are specific, measurable, achievable with significant effort and, if achieved, provide benefit to the Company. The Compensation Committee, with input from the principal executive officer, approved the annual cash incentives as shown at page 32, including the component based on the principal financial officer's and general counsel's achievement of their respective 2007 performance goals.

Discretionary Adjustments — To recognize individual performance, the Compensation Committee also may increase or decrease a named executive officer's MIP award, with input from the principal executive officer (other than as to his own award), based on the individual performance of the named executive officer. This is done to recognize either inferior or superior individual performance in cases where this performance is not fully represented by the performance measures. No discretionary adjustments were made with respect to 2007.

The Compensation Committee reviews and approves all adjustments to our overall corporate and our business unit performance results. No adjustments were made in 2007 that impacted the payout results of the named executive officers.

Actual Award Payments — Based on our performance in 2007, award payments made in early 2008 to our named executive officers for 2007 performance ranged from 170% to the maximum 200% of the target.

Our Analysis — Consistent with past practice, in 2007 the Compensation Committee set the threshold, target and maximum levels so that the intended relative difficulty of achieving the target level is consistent with the past several years. Target award opportunities in 2007 accounted for approximately 16% of total compensation on average for the named executive officers, which is consistent with our competitive market. Actual award payments for the named executive officers averaged 181% of target award opportunities, which is consistent with our Company's performance, measured by diluted earnings per share, relative to our internal operating plans, measured by revenue and operating income, and our external comparisons to large companies generally.

LONG-TERM EQUITY INCENTIVES

In General — The Committee granted long-term equity incentives to our named executive officers and other executives in December 2007, consistent with its core agenda and past practice of granting these incentives at its regularly scheduled December meeting. For 2007, our long-term equity incentive program for the named executive officers consisted of an annual grant of stock options.

Stock Options — Our stock option program is based on pre-established grant guidelines that are calibrated to our competitive market every year. Guidelines for the named executive officers were developed on a position-by-position basis using market data from the Towers

28    PROXY STATEMENT 2008

Perrin CDB Long-Term Incentive Plan Report for general industry companies, and represents the median range of long-term incentive values adjusted for size based on revenue. The Compensation Committee's independent consultant, Frederick W. Cook & Co. validated the 2007 survey results against its own independent survey data for reasonableness. Actual grants may be above or below our guidelines based on our assessment of individual performance and future potential. Our stock options are granted on the same date as our Compensation Committee approval date, and have an exercise price which is the average of the high and low market price on the date of grant. We believe that the use of the average of the high and low market price on the date of the grant removes potential same day stock volatility. We do not have a program, plan or practice to time stock option grants to executives in coordination with the release of material non-public information. Generally, our stock options have a ten-year contractual exercise term and vest (or will be exercisable) over three years, on a cumulative basis, as to one third of the option shares on the first and second anniversaries of the date of grant and as to the remaining option shares on the third anniversary. Please see footnote (1) to the Grants of Plan Based Awards For 2007 table for a description of certain post-termination and change-in-control provisions. If a change-in-control occurs, options that are outstanding for at least six months from the date of grant become immediately exercisable in full.

Restricted Stock — From time-to-time, we may make special grants of restricted stock to our named executive officers and other executives in connection with promotions and recruitment, and for general retention purposes. During 2007, we made no special grants of restricted stock to our named executive officers because no event occurred that suggested a need.

Our Analysis — For the last completed fiscal year, long-term equity incentives accounted for approximately 71% of total compensation for the principal executive officer and 57% average for the other named executive officers, which is consistent with our competitive market with the exception of the principal financial officer who received stock options above the market median range in recognition of his exceptional performance. Actual grants to the named executive officers averaged 109% of our guideline amounts and were within our competitive market range with the exception of the principal financial officer who received an above market grant in recognition of performance. Our normal annual practice of granting equity incentives entirely in the form of stock options is different than our competitive market, where other forms of long-term equity and cash compensation are typically awarded in addition to, or in lieu of, stock options. Our selective use of restricted stock as a retention incentive is consistent with our competitive market. We believe that our overall long-term equity compensation share usage, potential dilution, and compensation cost are within a reasonable range of our competitive market as to our named executive officers and also our other employees. We continue to emphasize stock options in our long-term equity incentive program because we believe (1) stock options properly align management's interests and goals with the stockholders' interests and goals, and (2) stock options focus management on sustainable long-term growth.

EXECUTIVE BENEFITS AND PERQUISITES

In General — We review our executive benefits and perquisites program periodically to ensure it remains fair to our executives and supportable to our stockholders. In 2007, we replaced the executive company automobile lease program with an allowance. We made this change because it is cost neutral, eliminates much of the administrative expense, lessens potential corporate liability and creates more flexibility for our executives. For the last completed and

PROXY STATEMENT 2008    29

current fiscal years, we provided the following executive benefits and perquisites to our named executive officers:

Executive Benefits and Perquisites	Description

Physical Examination	•	Annual reimbursement not to exceed $3,000.

Mirror Savings and Pension Plan	•	Nonqualified ERISA excess benefit plans intended to restore benefits limited by law under the tax-qualified savings and pension plans.
	•	Executives may also elect to defer up to 25% of base salary and annual bonus, subject to the same investment alternatives (with the exception of the Ecolab Stock Fund) and returns as under the tax-qualified savings plan.

Supplemental Executive Retirement Plan	•	Maximum annual benefit of 60% of highest five consecutive years of base salary and annual bonus (offset by other qualified and nonqualified pension benefits).
	•	Provides past service credit.

Post-Retirement Death Benefit	•	Two times final average pay.

Executive Life, Accidental Death and Dismemberment and Business Travel Accident Insurance	•	Each are three times annual cash compensation for the preceding year.

Long-Term Disability Insurance	•	60% of cash compensation, less the amount of the qualified benefit.

Perquisite Allowance	•	Allowance to replace prior executive company automobile lease program at same value.

Financial Counseling	•	Up to 5% of base salary plus unused amounts for the prior two years for principal executive officer.
	•	Up to 3% of base salary plus unused amounts for the prior two years for other named executive officers.

Club Membership	•	Limited to principal executive officer.

Private Aircraft Usage	•	Limited to principal executive officer (not used in 2007).

Spousal Travel	•	Only when related to a business purpose.

Our Analysis — Perquisites account for less than 4% of total compensation for the named executive officers. Executive benefits are consistent with our competitive market.

EXECUTIVE CHANGE-IN-CONTROL POLICY

In General — We review our change-in-control protection periodically to ensure it remains fair to our executives and supportable to our stockholders. For 2007, our change-in-control policy for the named executive officers is summarized at page 34.

Our Analysis — Our analysis indicates that our change-in-control policy is conservative relative to design provisions and benefit levels of other companies disclosing such protections, as reported in public SEC filings and as periodically published in various surveys and research reports.

30    PROXY STATEMENT 2008

STOCK RETENTION AND OWNERSHIP GUIDELINES

In General — We have in place stock retention and ownership guidelines to encourage our named executive officers and other executives to accumulate a significant ownership stake so they are vested in maximizing long-term stockholder returns. Our guidelines suggest that the principal executive officer own company stock with a market value of at least five times current base salary and that other corporate officers own company stock with a market value of at least three times current base salary. Until the stock ownership guideline is met, the corporate officer is expected to retain 100% of all after-tax profit shares from stock option exercises. For purposes of complying with our guidelines, stock is considered owned if held within a 401(k) and is not considered owned if subject to an unexercised stock option. Our named executive officers and other officers may not pledge owned shares as security or enter into any risk hedging arrangements.

Our Analysis — Our analysis indicates that our stock retention and ownership guidelines are consistent with the design provisions of other companies disclosing such guidelines, as reported in public SEC filings and as periodically published in various surveys and research reports. Our analysis further indicates that our named executive officers are in compliance with our guidelines by either having achieved the ownership guideline or, if the guideline is not yet achieved, by retaining 100% of all after-tax profit shares from any stock option exercises.

TOTAL COMPENSATION MIX

In General — The table below illustrates how total compensation for our named executive officers for 2007 was allocated between performance based and fixed components, how performance based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components:

Total Compensation Mix (base salary, target annual incentives, and long-term equity incentives valued in total at grant)
	Percent of Total Compensation that is:		Percent of Performance Based Total Compensation that is:		Percent of Total Compensation that is:

Name	Performance Based(1)	Fixed(2)	Annual(3)	Long-Term(4)	Cash Based(5)	Equity Based(6)

Douglas M. Baker, Jr.	86%	14%	18%	82%	29%	71%
Steven L. Fritze	77%	23%	17%	83%	36%	64%
Lawrence T. Bell	69%	31%	25%	75%	49%	51%
James A. Miller	72%	28%	23%	77%	45%	55%
Thomas W. Handley	73%	27%	22%	78%	43%	57%

(1)
Target annual incentives plus long-term equity incentives divided by total compensation

(2)
Base salary divided by total compensation

(3)
Target annual incentives divided by target annual incentives plus long-term equity incentives

(4)
Long-term equity incentives divided by target annual incentives plus long-term equity incentives

(5)
Base salary plus target annual incentives divided by total compensation

(6)
Long-term equity incentives divided by total compensation

PROXY STATEMENT 2008    31

Our Analysis — Our analysis indicates that total compensation mix for our named executive officers on average is generally consistent with the competitive market. The principal executive officer receives a higher proportion of his total compensation allocated to performance based components than non-performance based components and more allocated to equity based compensation than cash based compensation compared to the other named executive officers. The higher emphasis on performance based "at risk" compensation for the principal executive officer is designed to reward him for driving company performance and creating long-term shareholder value that is a greater responsibility in his position than in the positions of the other named executive officers, and is consistent with the competitive market for the CEO position. The level of compensation of Mr. Baker reflects the many responsibilities and risks of serving as chief executive officer of a public company. Accordingly, Mr. Baker's median range competitive pay levels (including long-term equity awards) reflect his broader scope and greater responsibilities compared to our other named executive officers.

SUMMARY COMPENSATION TABLE FOR 2007

The following table shows cash and non-cash compensation for the years ended December 31, 2007 and 2006 for the persons serving as the Company's "Principal Executive Officer" and "Principal Financial Officer" during the year ended December 31, 2007 and for the next three most highly-compensated executive officers who were serving in those capacities at December 31, 2007.

Name and Principal Position	Year	Salary(1) ($)	Bonus(1,2) ($)	Stock Awards ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compen-sation(1,4) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(5) ($)	All Other Compen-sation(6) ($)	Total ($)

Douglas M. Baker, Jr. Chairman of the Board, President and Chief Executive Officer (principal executive officer)	2007 2006	$900,000 $800,000	$ 0 $ 0	$ 0 $ 0	$4,627,793 $3,142,043	$1,980,000 $1,760,000	$1,065,226 $ 659,082	$180,094 $197,268	$8,753,113 $6,558,393

Steven L. Fritze Chief Financial Officer (principal financial officer)	2007 2006	$450,000 $420,000	$ 0 $ 0	$ 0 $ 0	$1,458,175 $ 845,067	$ 492,000 $ 504,000	$ 678,875 $ 371,556	$ 85,870 $ 72,713	$3,164,920 $2,213,336

Lawrence T. Bell General Counsel and Secretary	2007 2006	$355,000 $342,000	$ 0 $ 0	$ 0 $ 0	$ 685,828(7) $ 841,839(7)	$ 333,000 $ 376,200	$ 718,008 $ 336,384	$ 70,875 $ 84,508	$2,162,711 $1,980,931

James A. Miller President — Institutional North America Sector	2007 2006	$400,000 $350,000	$ 0 $8,800	$ 0 $ 0	$ 569,122 $ 522,882	$ 415,000 $ 411,200	$ 271,860 $ 208,845	$ 78,043 $ 93,259	$1,734,025 $1,594,986

Thomas W. Handley(8) President — Industrial and Services North America Sector	2007 2006	$371,500 —	$ 0 —	$ 0 —	$ 499,478 —	$ 403,000 —	$ 137,235 —	$ 71,789 —	$1,483,002 —

(1)
Includes amounts deferred under Section 401(k) of the Internal Revenue Code, pursuant to the Company's Savings Plan and ESOP, amounts deferred under a non-qualified mirror 401(k) deferred compensation plan maintained by the Company for a select group of executives and any salary reductions per Section 125 or Section 132(f)(4) of the Internal Revenue Code.

(2)
Represents discretionary award made to Mr. Miller in respect of 2006.

(3)
Represents the dollar amount of stock option expense recognized for financial statement reporting purposes with respect to 2007 and 2006 in accordance with SFAS 123R but with no discount for estimated forfeitures. The value of grants issued after October 1, 2005 have been determined by application of the lattice (binomial)-pricing model. Prior to October 1, 2005 The Black-Scholes option-pricing model was used. The respective option grant dates reflected in the table for 2007 are: Mr. Baker, December 11, 2003, December 9, 2004, December 7, 2005, October 24, 2006, December 6, 2006, June 13, 2007, December 5, 2007, and December 14, 2007; Mr. Fritze, December 11, 2003, December 9, 2004, December 7, 2005, December 6, 2006, June 13, 2007, December 5, 2007, and December 13, 2007; Mr. Bell, December 11, 2003, December 9, 2004, December 6, 2006 and December 5, 2007; Mr. Miller, December 11, 2003, December 9, 2004, December 7, 2005, December 6, 2006, and December 5, 2007; Mr. Handley, December 9, 2004, December 7, 2005, December 6, 2006 and December 5, 2007. Key assumptions include: risk-free rate of return, expected life of the option, expected stock

32    PROXY STATEMENT 2008

  price volatility and expected dividend yield. The specific assumptions used in the valuation of these options is summarized in the table below:

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield

December 11, 2003	3.50%	6.00	26.76%	1.17%
December 9, 2004	3.74%	6.00	25.24%	1.01%
December 7, 2005	4.45%	5.98	24.18%	1.17%
October 24, 2006 (Baker)	5.04%	2.37	25.26%	0.92%
December 6, 2006	4.44%	5.99	24.44%	1.02%
June 13, 2007 (Baker)	5.08%	2.24	25.42%	1.06%
June 13, 2007 (Baker)	5.09%	2.74	25.42%	1.06%
June 13, 2007 (Fritze)	5.04%	1.59	25.42%	1.06%
December 5, 2007	3.42%	6.03	24.00%	1.05%
December 13, 2007 (Fritze)	3.29%	1.34	25.09%	0.89%
December 13, 2007 (Fritze)	3.31%	1.99	25.09%	0.89%
December 13, 2007 (Fritze)	3.31%	2.21	25.09%	0.89%
December 13, 2007 (Fritze)	3.31%	2.49	25.09%	0.89%
December 14, 2007 (Baker)	3.31%	2.49	25.09%	0.89%

  During 2007, Messrs. Baker and Fritze received reload options totaling 149,480 shares and 57,798 shares, respectively. During 2006, Mr. Baker received reload options for 54,625 shares. The issuance of these reload options was not a new discretionary grant by the Company. Rather, the issuance results from rights that were granted to Mr. Baker on August 18, 2000, December 7, 2000, December 6, 2001 and December 5, 2002 and to Mr. Fritze on August 18, 2000, December 6, 2001, May 10, 2002 and December 5, 2002, as part of their original option grants made under the Company's 1997 and 2002 Stock Incentive Plans. The respective reload options expire on the expiration date of their original grant. The reload feature was eliminated for grants subsequent to 2002.

(4)
Represents the annual cash incentive awards earned and paid in respect of 2007 under the Company's Management Incentive Plan ("MIP") and, if applicable, the Company's Management Performance Incentive Plan ("MPIP"). The MIP and MPIP are discussed in the Compensation Discussion and Analysis at page 27 and as part of the table entitled "Grants of Plan — Based Awards For 2007" at page 34.

(5)
Represents the change in the actuarial present value of the executive officer's accumulated benefit under the Company's defined benefit plans as of December 31, 2007 over such amount as of December 31, 2006. The Company's defined benefit plans include the Pension Plan, the Mirror Pension Plan and the Supplemental Executive Retirement Plan which are discussed at page 38 as part of the table entitled Pension Benefits For 2007. There are no "above market" earnings under the Company's non-qualified mirror 401(k) deferred compensation plan maintained by the Company for a select group of executives because all earnings under that plan are calculated at the same rate as earnings on externally managed investments available to participants of the Company's broad-based tax qualified deferred compensation plan.

(6)
Amounts reported as All Other Compensation include:

(a)
Payment by the Company of certain perquisites, including costs relating to the following: (i) a company automobile for each of the named executive officers; (ii) executive physical examinations in the case of Messrs. Baker, Fritze, Bell and Handley; (iii) financial planning in the case of Messrs. Baker, Fritze, Bell, and Handley; (iv) spousal travel in the case of each of Messrs. Baker, Miller and Handley; (v) payment of a contest trip award in the case of Mr. Miller; and (vi) club membership in the case of Mr. Baker.

(b)
Payment by the Company of life insurance premiums in 2007 for each of the named executive officers in the following amounts: Mr. Baker, $14,091; Mr. Fritze, $15,205; Mr. Bell, $20,781; Mr. Miller, $26,551; and Mr. Handley, $13,395.

(c)
Payment by the Company of tax gross-ups for Mr. Miller (in the amount of $889) and Mr. Handley (in the amount of $95) in connection with certain perquisites.

(d)
Payment of matching contributions made by the Company for 2007 as follows: (i) maximum matching contributions of $9,000 to each of the named executive officers made by the Company under the Company's tax-qualified defined contribution 401(k) Savings Plan and ESOP available generally to all employees; and (ii) matching contributions made or to be made by the Company on base salary and annual cash incentive award earned in respect of 2007 that the executive deferred under a non-qualified mirror 401(k) deferred compensation plan maintained by the Company for a select group of executives, in the following amounts: Mr. Baker, $106,200; Mr. Fritze, $28,680; Mr. Bell, $18,520; Mr. Miller, $23,600; and Mr. Handley, $21,980.

(e)
The Company maintains a self-funded, supplemental long-term disability benefit plan for a select group of executives. No specific allocation of cost is made to any named executive officer prior to the occurrence of a disability.

(7)
Consistent with SFAS 123R, the dollar amount shown is the amount expensed in 2007 and 2006 for option awards to the named executive officers. As applied to all named executive officers, except Mr. Bell, SFAS 123R requires that the dollar amount of the option award reflect the 36-month vesting period. Because Mr. Bell is retirement eligible, the full grant date value of this award is expensed at the time of grant (versus approximately one-third of the value in the case of the other named executive officers) resulting in the amount of his option awards appearing relatively higher than if his award was expensed in the same manner as the other named executive officers.

(8)
Mr. Handley was not a named executive officer for 2006.

PROXY STATEMENT 2008    33

GRANTS OF PLAN-BASED AWARDS FOR 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)		Closing Market Price of stock on Grant Date ($/Sh)
Exercise or Base Price of Option Awards(2) ($/Sh)
Grant date fair value of stock and option awards(3)

Name	Grant Date	Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)

Douglas M. Baker, Jr. (PEO) MPIP(5) 1997 Stock Incentive Plan(4) 2002 Stock Incentive Plan(4) 2002 Stock Incentive Plan(4) 2005 Stock Incentive Plan	02/22/07 06/13/07 06/13/07 12/14/07 12/05/07	$396,000 0 0 0 0	$990,000 0 0 0 0	$1,980,000 0 0 0 0	0 0 0 0 0	0 0 0 0 0	0 0 0 0 0	0 0 0 0 0	0 52,902 37,034 59,544 310,000	0 $ 43.24 $ 43.24 $51.445 $ 49.42	0 $43.70 $43.70 $51.39 $49.40	0 $ 427,977(4) $ 355,528(4) $ 548,996(4) $4,064,100

Steven L. Fritze (PFO)
MPIP(5)
1997 Stock Incentive Plan(4)
1997 Stock Incentive Plan(4)
1997 Stock Incentive Plan(4)
1997 Stock Incentive Plan(4)
2002 Stock Incentive Plan(4)
2005 Stock Incentive Plan	02/22/07 06/13/07 12/13/07 12/13/07 12/13/07 12/13/07 12/05/07	$108,000 0 0 0 0 0 0	$270,000 0 0 0 0 0 0	$ 540,000 0 0 0 0 0 0	0 0 0 0 0 0 0	0 0 0 0 0 0 0	0 0 0 0 0 0 0	0 0 0 0 0 0 0	0 20,851 1,564 20,411 13,578 1,394 86,100	0 $ 43.24 $ 51.52 $ 51.52 $ 51.52 $ 51.52 $ 49.42	0 $43.70 $52.07 $52.07 $52.07 $52.07 $49.40	0 $ 138,868(4) $ 10,369(4) $ 167,370(4) $ 117,585(4) $ 12,881(4) $1,128,771

Lawrence T. Bell MIP(5) 2005 Stock Incentive Plan	02/22/07 12/05/07	$ 78,100 0	$195,300 0	$ 390,500 0	0 0	0 0	0 0	0 0	0 39,400	0 $ 49.42	0 $49.40	0 $ 516,534

James A. Miller MPIP(5) 2005 Stock Incentive Plan	02/22/07 12/05/07	$ 96,000 0	$240,000 0	$ 480,000 0	0 0	0 0	0 0	0 0	0 53,800	0 $ 49.42	0 $49.40	0 $ 705,318

Thomas W. Handley MPIP(5) 2005 Stock Incentive Plan	02/22/07 12/05/07	$ 89,200 0	$222,900 0	$ 445,800 0	0 0	0 0	0 0	0 0	0 53,800	0 $ 49.42	0 $49.40	0 $ 705,318

(1)
Options granted in 2007 have a ten-year contractual exercise term and vest (or will be exercisable) over three years, on a cumulative basis, as to one third of the option shares on the first and second anniversaries of the date of grant and as to the remaining option shares on the third anniversary. Stock options become immediately exercisable in full upon the holder's retirement under the Company's Pension Plan or upon a change-in-control of the Company. The options may be transferred to defined family members or legal entities established for their benefit.

             For the purpose of options granted in 2007, a change-in-control of the Company occurs if:

•
a person or group acquires 25% or more of the Company's outstanding voting power. However, if the acquisition was approved by the Board of Directors, then a change-in-control occurs at 34% ownership. If the acquiring person, prior to becoming a 25% shareholder, has entered into (and is in compliance with) a shareholder agreement which imposes limits on the person's maximum Company shareholdings, then a change-in-control occurs only upon acquisition of 50% of the Company's voting power;

•
during any 36 consecutive month period, individuals who constitute the Board on the first day of the period or any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election relating to the election of directors) whose election or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the first day of such period (or whose election or nomination were previously so approved) shall cease for any reason to constitute at least a majority of the Board of Directors;

•
the Company engages in a merger or consolidation, other than a merger or consolidation in which the Company's voting securities immediately prior to the transaction continue to represent over 50% of the voting power of the Company or the surviving entity immediately after the transaction and in which no person or group acquires 50% or more of the voting power of the Company or surviving entity; and

•
the Company's stockholders approve a plan of complete liquidation or the Company sells all or substantially all of the Company's assets, other than to an entity with more than 50% of its voting power owned by the Company's stockholders in substantially the same proportion as their ownership of the Company immediately prior to the sale.

(2)
Our stock options are granted on the same date as our Compensation Committee approval date, and have an exercise price which is the average of the high and low market price on the date of grant. We believe that the use of the average of the high and low market price on the date of the grant removes potential same day stock volatility.

34    PROXY STATEMENT 2008

(3)
Represents the full grant date fair value of each equity award, computed in accordance with SFAS 123R. The value has been determined by application of the lattice (binomial)-pricing model, based upon the terms of the option grant and Ecolab's stock price performance history as of the date of the grant. Key assumptions include: risk-free rate of return, expected life of the option, expected stock price volatility and expected dividend yield. The specific assumptions used in the valuation of these options is summarized in the table below:

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield

06/13/2007 (Baker)	5.08%	2.24	25.42%	1.06%
06/13/2007 (Baker)	5.09%	2.74	25.42%	1.06%
06/13/2007 (Fritze)	5.04%	1.59	25.42%	1.06%
12/05/2007 (All)	3.42%	6.03	24.00%	1.05%
12/13/2007 (Fritze)	3.29%	1.34	25.09%	0.89%
12/13/2007 (Fritze)	3.31%	1.99	25.09%	0.89%
12/13/2007 (Fritze)	3.31%	2.21	25.09%	0.89%
12/13/2007 (Fritze)	3.31%	2.49	25.09%	0.89%
12/14/2007 (Baker)	3.31%	2.49	25.09%	0.89%

(4)
During 2007, Messrs. Baker and Fritze received reload options totaling 149,480 shares and 57,798 shares, respectively. The issuance of these reload options was not a new discretionary grant by the Company. Rather, the issuance results from rights that were granted to Mr. Baker on December 6, 2001 and December 5, 2002 and to Mr. Fritze on August 18, 2000, December 6, 2001, May 10, 2002 and December 5, 2002, as part of their original option grants made under the Company's 1997 and 2002 Stock Incentive Plans. The respective reload options expire on the expiration date of their original grant. The reload feature was eliminated for grants subsequent to 2002.

(5)
The Company maintains annual cash incentive programs for executives referred to as the Management Incentive Plan or MIP and Management Performance Incentive Plan or MPIP, which are discussed in the Compensation Discussion and Analysis at page 26. The Company's stockholders approved the current version of the MPIP in 2004, an annual incentive plan under which awards should qualify as performance based under Internal Revenue Code Section 162(m). As required under the terms of the MPIP, the Compensation Committee of the Board ("Committee") selected Messrs. Baker, Fritze, Miller and Handley to participate in the MPIP for 2007, established the 2007 performance goal based upon the performance criteria of diluted earnings per share ("EPS"), and EPS performance target of a designated earnings per share, and a cash award of 300% of the participant's base salary for 2007 to the extent the goal is achieved. The award is subject to and interpreted in accordance with the terms and conditions of the MPIP and no amount will be paid under the MPIP unless and until the Committee has determined the extent to which the performance goal has been met and the corresponding amount of the award earned by the participant. The MPIP permits the Committee to exercise downward discretion so as to pay an amount which is less than the amount of the award earned by the participant. In applying this downward discretion, the Committee considers underlying operable metrics communicated to the participant at the beginning of 2007, which in the case of the named executive officer participants are noted in the MPIP row of the above table. Mr. Bell participated in the MIP in 2007. Actual payouts to each of the named executive officers with respect to 2007 are included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table at page 32.

PROXY STATEMENT 2008    35

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2007

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Douglas M. Baker, Jr. (PEO)	12,000 85,295 220,000 314,000 202,000 23,499 5,487 27,717 21,421 97,700 52,902 37,034 59,544 0	0 0 0 0 101,000 0 0 0 0 195,400 0 0 0 310,000	0 0 0 0 0 0 0 0 0 0 0 0 0 0	$19.921875 $24.340000 $27.390000 $34.500000 $34.075000 $35.515000 $44.810000 $44.810000 $44.810000 $45.240000 $43.240000 $43.240000 $51.445000 $49.420000	08/13/09 12/05/12 12/11/13 12/09/14 12/07/15 08/18/10 08/18/10 12/07/10 12/06/11 12/06/16 12/06/11 12/05/12 12/05/12 12/05/17	0 0 0 0 0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0 0 0 0 0

Steven L. Fritze (PFO)	118,000 100,000 88,200 55,466 24,433 20,851 1,564 20,411 13,578 1,394 0	0 0 0 27,734 48,867 0 0 0 0 0 86,100	0 0 0 0 0 0 0 0 0 0 0	$24.340000 $27.390000 $34.500000 $34.075000 $45.240000 $43.240000 $51.520000 $51.520000 $51.520000 $51.520000 $49.420000	12/05/12 12/11/13 12/09/14 12/07/15 12/06/16 08/18/10 08/18/10 12/06/11 05/10/12 12/05/12 12/05/17	0 0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0 0

Lawrence T. Bell	49,809 45,568 20,000 40,000 77,000 70,000 54,100 33,600 12,200 0	0 0 0 0 0 0 0 16,800 24,400 39,400	0 0 0 0 0 0 0 0 0 0	$32.675000 $32.675000 $18.960000 $22.367500 $24.340000 $27.390000 $34.500000 $34.075000 $45.240000 $49.420000	08/18/10 12/06/11 12/06/11 02/22/12 12/05/12 12/11/13 12/09/14 12/07/15 12/06/16 12/05/17	0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0

James A. Miller	40,000 70,000 65,000 54,100 33,600 17,100 0	0 0 0 0 16,800 34,200 53,800	0 0 0 0 0 0 0	$18.960000 $24.340000 $27.390000 $34.500000 $34.075000 $45.240000 $49.420000	12/06/11 12/05/12 12/11/13 12/09/14 12/07/15 12/06/16 12/05/17	0 0 0 0 0 0 0	0 0 0 0 0 0 0	0 0 0 0 0 0 0	0 0 0 0 0 0 0

Thomas W. Handley	70,000 54,100 30,266 12,200 0	0 0 15,134 24,400 53,800	0 0 0 0 0	$25.490000 $34.500000 $34.075000 $45.240000 $49.420000	08/14/13 12/09/14 12/07/15 12/06/16 12/05/17	0 0 0 0 0	0 0 0 0 0	0 0 0 0 0	0 0 0 0 0

(1)
Our stock options have a ten-year contractual exercise term and vest ratably on the first three anniversaries of the date of grant, subject to the following post-termination and change-in-control provisions:

Event	Effect on Award Vesting	Effect on Exercise Term*

Retirement	Accelerated **	5 Years
Death or Disability	Accelerated	5 Years / 1 Year ***
Termination for Cause	Forfeit Unvested	Expire
Other Termination	Forfeit Unvested	3 Months
Change-in-control	Accelerated **	3 Months

  *
  Or remainder of original contractual term, if shorter.

  **
  For options held at least six months.

  ***
  Options granted prior to December 7, 2005 and reloads thereon remain exercisable for five years. Options granted on or after such date remain exercisable for one year.

36    PROXY STATEMENT 2008

  The vesting dates of the respective stock options held at December 31, 2007 that were unexercisable are summarized in the table below:

Name	Option Grant Date	Securities vesting December 2008	Securities vesting December 2009	Securities vesting December 2010	Option Expiration Date

Douglas M. Baker, Jr.	12/07/05 12/06/06 12/05/07	101,000 97,700 103,333	0 97,700 103,333	0 0 103,334	12/07/15 12/06/16 12/05/17

Steven L. Fritze	12/07/05 12/06/06 12/05/07	27,734 24,433 28,700	0 24,434 28,700	0 0 28,700	12/07/15 12/06/16 12/05/17

Lawrence T. Bell	12/07/05 12/06/06 12/05/07	16,800 12,200 13,133	0 12,200 13,133	0 0 13,134	12/07/15 12/06/16 12/05/17

James A. Miller	12/07/05 12/06/06 12/05/07	16,800 17,100 17,933	0 17,100 17,933	0 0 17,934	12/07/15 12/06/16 12/05/17

Thomas W. Handley	12/07/05 12/06/06 12/05/07	15,134 12,200 17,933	0 12,200 17,933	0 0 17,934	12/09/15 12/06/16 12/05/17

OPTION EXERCISES AND STOCK VESTED FOR 2007

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Douglas M. Baker, Jr. (PEO)	212,705	$5,139,610	0	0
Steven L. Fritze (PFO)	87,000	$2,484,988	0	0
Lawrence T. Bell	0	$ 0	0	0
James A. Miller	0	$ 0	0	0
Thomas W. Handley	0	$ 0	0	0

The table above shows the aggregate dollar amount realized by the named executive officer upon exercise of one or more stock options during 2007. The dollar amount realized on exercise represents the difference between the fair market value of our Common Stock on the exercise date and the exercise price of the option.

PROXY STATEMENT 2008    37

PENSION BENEFITS FOR 2007

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Douglas M. Baker, Jr. (PEO)	Pension Plan	18	$ 253,938	0
	Mirror Pension Plan	18	$2,091,311	0
	Supplemental Executive Retirement Plan	18	$ 741,263	0

Steven L. Fritze (PFO)	Pension Plan	27	$ 505,858	0
	Mirror Pension Plan	27	$1,483,841	0
	Supplemental Executive Retirement Plan	27	$ 588,108	0

Lawrence T. Bell	Pension Plan	28	$ 760,560	0
	Mirror Pension Plan	28	$1,667,643	0
	Supplemental Executive Retirement Plan	28	$ 704,666	0

James A. Miller	Pension Plan	11.5	$ 189,437	0
	Mirror Pension Plan	11.5	$ 388,323	0
	Supplemental Executive Retirement Plan	16.66	$ 280,937	0

Thomas W. Handley	Pension Plan	4	$ 40,445	0
	Mirror Pension Plan	4	$ 70,374	0
	Supplemental Executive Retirement Plan	18.10	$ 324,244	0

The Company maintains the following non-contributory defined benefit plans for its executives: (i) a tax-qualified plan (Pension Plan); (ii) a non-qualified excess plan (Mirror Pension): and (iii) a supplemental executive retirement plan (SERP). The preceding table shows the actuarial present value of the accumulated benefit for each executive officer under the Pension Plan, the Mirror Pension and the SERP as of December 31, 2007, using the same assumptions as are used for financial reporting purposes under generally accepted accounting principles by the Company, except that retirement age is assumed to be age 62, the earliest retirement age at which a participant may retire under the plans without any benefit reduction due to age. The current accrued benefit is allocated between the tax-qualified Pension Plan and the related supplemental non-qualified plans based on the Internal Revenue Code limitations applicable to tax-qualified plans as of December 31, 2007. The present value is determined by using a discount rate of 5.99% for 2007 and assuming that the executive officer (i) terminated employment on December 31, 2007 with vested benefits and (ii) commenced a retirement benefit at age 62 as a single life annuity or lump sum, if available. Pension annuities were converted to lump sums, where available, using an interest rate factor of 5.66% for 2007 and the mortality rates prescribed by the IRS for pension lump sum calculations. The present value of the pension single life annuity assumed mortality rates from the RP 2000 Combined Healthy table. Cash balance benefits were valued assuming a 2007 interest credit of 4.54% and future interest credits at the discount rate less 1.50%. The cash balance annuity conversion for the SERP offset used an interest rate equal to the discount rate less 1.00%.

The Pension Plan is a tax-qualified defined benefit plan covering most U.S. employees of the Company and its U.S. affiliates. It is intended to provide long-service employees a foundation for retirement benefits in the form of regular income. Participants hired prior to January 1, 2003, including each of the named executive officers, except Mr. Handley, earn monthly pension benefits under the following formula ("traditional formula"): 1/12 of the sum of (a) years of credited service times 1% of "final average compensation" plus (b) years of credited service (not exceeding 35) times 0.45% of "final average compensation" minus "covered compensation." "Final average compensation" is the average of the participant's annual compensation for the five consecutive calendar years that produce the highest average, counting the participant's base salary and annual cash incentive compensation for a plan year, excluding any long-term and non-cash incentive bonuses and amounts above the IRS

38    PROXY STATEMENT 2008

compensation limits for qualified plans. "Covered compensation" is the average amount determined by the IRS to have been subject to Social Security taxes over the participant's working life.

Participants hired after 2002 accrue an account credit at the end of each year equal to a fixed percentage of the participant's compensation for that year plus an interest credit applied to the participant's account balance on the first day of that year ("cash balance formula"). Compensation used in determining the credits is the participant's base salary and annual cash incentive compensation for a plan year, excluding any long-term and non-cash incentive bonuses and amounts above the IRS limits for qualified plans.

Participants become entitled to a non-forfeitable ("vested") right to their Pension Plan benefit upon completing five years of continuous service with the Company. Normal retirement date is the date on which the participant attains age 65 and has completed at least five years of continuous service. Traditional formula participants who have terminated employment with the Company may begin to receive benefit payments as early as age 55, reducing the benefit by 1/280 for each month by which payment begins before age 62. Unreduced benefits may begin after age 62. The normal form of benefit is a single life only annuity for participants who are not married and a joint and 50% survivor annuity for married participants. Subject to a spousal consent requirement for married participants, participants may select an actuarially equivalent benefit in one of the following forms: single life only annuity, joint and 100% survivor annuity (married participants only); life and five year certain annuity; and life and ten-year certain annuity.

If a participant dies after benefit commencement, payments to a beneficiary, if any, are made according to the payment option selected by the participant. If a participant with a vested traditional formula benefit dies before benefit payments commence, the participant's beneficiary is entitled to a death benefit. If the beneficiary is the participant's surviving spouse, the benefit is a life annuity beginning after the participant would have attained age 55. Other beneficiaries receive a five or ten-year annuity benefit.

Cash balance formula participants with at least five years of continuous service may commence benefit payment at any time after termination. The payment will be the actuarial equivalent value of their account balance, determined using the mortality and interest factors prescribed by the IRS. The normal form of benefit for cash balance formula participants is a single life only annuity for participants who are not married and a joint and 50% survivor annuity for married participants. Optional forms of payment for cash balance formula participants are lump-sum payment, single life annuity, and, for married participants only, joint and 100% survivor annuity. The beneficiary of a cash balance formula participant who dies before commencing benefits will receive a death benefit actuarially equivalent to the participant's account balance.

The Mirror Pension is a non-qualified plan intended to restore benefits under the tax-qualified Pension Plan for those employees whose benefits are reduced by Internal Revenue Code limits. The Mirror Pension has generally the same terms as the Pension Plan except: (i) compensation is determined without regard to the IRS limits for qualified plans; (ii) vesting is accelerated upon a change-in-control; (iii) benefits may be forfeited for certain serious misconduct; and (iv) the optional forms of benefits available to participants include a lump sum payment. The Company may cash out a participant's benefit if its present value is not more than $25,000 after termination of employment.

The SERP is a non-qualified supplemental executive retirement plan intended to ensure a pension benefit that replaces a significant portion of the income of executives who are corporate officers of the Company. The maximum SERP benefit equals 2% of final average

PROXY STATEMENT 2008    39

compensation times years of credited service (up to 30 years), reduced by the benefits payable under the Pension Plan and the Mirror Pension. A participant age 65 with 30 years of service would receive benefits from all three defined benefit plans equal to 60% of final average compensation. For executives hired by the Company after age 35 and therefore unable to earn the maximum benefit at age 65, the SERP provides an additional "past service benefit." The annual past service benefit equals 1% of the difference between final average compensation and annualized earnings at the time of joining the Company ("first year earnings") multiplied by the difference between the executive's age at date of hire and 35. Material terms of the SERP are similar to those of the Pension Plan except: (i) compensation is determined without regard to the IRS limits for qualified plans; (ii) the SERP benefit vests upon attainment of age 55 and completion of ten-years of service or attainment of age 65; (iii) vesting is accelerated upon a change-in-control; (iv) benefits may be forfeited for certain serious misconduct; (v) participants hired after age 35 are credited with additional "past service credit" equal to one year for each year by which the executive's age at date of hire exceeded 35; (vi) the normal form of benefit is a 15-year certain monthly annuity commencing at age 65; and (vii) participants may elect to receive an actuarially equivalent benefit in any of the optional forms of payment available under the Pension Plan or in a lump sum. The Company may cash out a participant's benefit if its present value is not more than $25,000 after termination of employment.

Messrs. Miller and Handley were hired by the Company after age 35 and will benefit from the past service benefit and past service credits under the SERP. The SERP benefit in the above table includes past service benefits as follows: Mr. Miller, $116,616; and 5.16 years of past service credit; and Mr. Handley, $228,810 and 14.10 years of past service credit.

Mr. Bell is the only named executive officer who is currently eligible for early retirement under the Pension Plan, Mirror Pension and SERP.

The American Jobs Creation Act of 2004 (the "Act") amended the Internal Revenue Code (the "Code") by adding Section 409A, which applies to "amounts deferred" after December 31, 2004 under non-qualified deferred compensation plans. As a result, the Company temporarily froze the accrual of benefits under both its Mirror Pension and SERP as of December 31, 2004. The freeze allowed amounts deferred prior to January 1, 2005 to continue to be governed by the law in effect prior to the addition of Code Section 409A. The Internal Revenue Service issued final regulations and other guidance with respect to Code Section 409A in 2005, 2006 and 2007. The Mirror Pension and SERP will be amended to comply with the Act by the end of 2008. Because the Company intends to rescind the freeze once the plans are amended for 409A, the benefit amounts reported for each named executive officer for these plans in the above table is based on the benefits that would have accrued through December 31, 2007 had the plans not been frozen.

The Company does not grant extra years of credited service under the Pension Plan or the Mirror Plan except as approved by its Board of Directors. Prior service credits have been approved by the Board in limited circumstances in connection with a business acquisition or merger, entry into plan participation by employees formerly participating in a union plan while employed with the Company and for employment with the Company before the Pension Plan was adopted in 1972. None of the executive officers has been granted extra years of service under these plans. The SERP grants extra years of credited service for executive officers hired by the Company after age 35. Messrs. Miller and Handley have been granted extra years as noted above in the discussion of the SERP.

40    PROXY STATEMENT 2008

NON-QUALIFIED DEFERRED COMPENSATION FOR 2007

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Douglas M. Baker, Jr. (PEO)	121,750	97,400	79,652	0	1,007,312
Steven L. Fritze (PFO)	238,500	29,160	44,091	0	1,684,675
Lawrence T. Bell	25,310	20,248	29,468	0	421,771
James A. Miller	29,750	23,800	11,464	0	277,187
Thomas W. Handley	184,425	20,508	42,355	0	746,705

(1)
Contributions credited in 2007 include deferrals and match on base salary earned in 2007 and annual cash incentive earned in respect of 2006. Amounts reported for executive contributions and included in the aggregate balance at year-end include the following amounts which were reported as salary in 2007 in the Summary Compensation Table at page 32 and which were deferred by each named executive officer: Mr. Baker, $33,750; Mr. Fritze, $112,500; Mr. Bell, $6,500; Mr. Miller, $8,750 and Mr. Handley, $92,875. Amounts reported in the aggregate balance at last fiscal year end include the following amounts which were previously reported as compensation to the named executive officer in the Summary Compensation Table at page 32 and which were deferred in 2006 and 2007: Mr. Baker, $150,750; Mr. Fritze, $343,500; Mr. Bell, $31,410; Mr. Miller, $36,250; and Mr. Handley, $92,875.

The Mirror Savings Plan is a non-qualified mirror 401(k) deferred compensation excess plan which enables executives to obtain benefits of a tax-deferred savings and investment program without regard to limits on compensation and benefits imposed by the Code on the Company's tax-qualified deferred compensation plan. The plan is unfunded and does not protect the executive from insolvency of the Company.

Participants may defer up to 25% of base salary and annual cash incentive compensation for a calendar year. The Company credits a matching contribution equal to (i) 100% of the amount of the executive's deferrals that do not exceed 3% of covered compensation plus (ii) 50% of the executive's deferrals that exceed 3% but do not exceed 5% of the executive's covered compensation. An account is maintained on the Company's books in the name of each executive. The account is credited with phantom earnings at the same rate as earnings on externally managed investment funds available to participants of the Company's tax-qualified deferred compensation plan. An executive is allowed to elect the investment fund or funds that will apply and may change the election at any time; provided that (i) an executive officer is not permitted to elect the Company stock fund, and (ii) effective January 1, 2006, the Company discontinued making its matching contributions to the Company stock fund. The earnings rate applicable to each such investment fund for 2007 is as follows: Managed Income Fund, 4.46%; Fidelity Retirement Money Market Portfolio, 5.12%; Fidelity Government Income Fund, 7.91%; PIMCO Total Return Fund — Administrative Class, 8.81%; SSgA Target Retirement Income Fund — C, 6.37%; SSgA Target Retirement 2010 Fund — C, 6.93%; SSgA Target Retirement 2015 Fund — C, 7.21%; SSgA Target Retirement 2020 Fund — C, 7.59%; SSgA Target Retirement 2025 Fund — C, 7.71%; SSgA Target Retirement 2030 Fund — C, 7.77%; SSgA Target Retirement 2035 Fund — C, 7.83%; SSgA Target Retirement 2040 Fund — C, 8.12%; SSgA Target Retirement 2045 Fund — C, 8.46%; SSgA Target Retirement 2050 Fund — C (commenced operations October 2007); Fidelity Puritan® Fund, 6.17%; Spartan® U.S. Equity Index Fund, 5.43%; Harbor Capital Appreciation Fund — Administrative Class, 12.25%; Dodge & Cox Stock Fund, 0.14%; Spartan Extended Market Index Fund, 5.38%; TCW Value Added Fund, -9.58%; Vanguard Explorer Fund — Admiral Class, 5.26%; Dodge & Cox International Stock Fund, 11.71%; and Ecolab Stock Fund, 14.39%. The following investment funds were discontinued as investment options under these plans during 2007: Fidelity Freedom Income Fund, 4.83%; Fidelity Freedom 2000 Fund, 5.32%; Fidelity Freedom 2005 Fund, 7.27%; Fidelity Freedom 2010 Fund, 7.43%; Fidelity Freedom 2015 Fund, 7.82%; Fidelity Freedom

PROXY STATEMENT 2008    41

2020 Fund, 8.54%; Fidelity Freedom 2025 Fund, 8.64%; Fidelity Freedom 2030 Fund, 9.27%; Fidelity Freedom 2035 Fund, 9.27%; Fidelity Freedom 2040 Fund, 9.31%; and American Funds Washington Mutual Investors Fund — Class A, 3.97%.

Participants, including the named executive officers, are always 100% vested in their deferred compensation account and are entitled to receive a distribution in cash upon termination, death or disability. The normal form of distribution is a single lump sum, but an executive may elect to receive the portion of the account attributable to contributions made before 2005 in the form of annual installments over a period not to exceed ten years. The portion of the executive's account attributable to contributions made after 2004 may be distributed only in a lump sum. Deferrals may be withdrawn during employment only upon an unforeseeable emergency and are limited to the amount needed to satisfy such emergency. Company matching amounts are not available for such in-service withdrawal and are subject to forfeiture for certain serious misconduct.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company maintains certain plans, policies and practices covering named executive officers that will require it to provide incremental compensation upon certain types of terminations, including termination due to a change-in-control of the Company.

Overview — The following discussion describes additional amounts that the Company would pay or provide to a named executive officer or his or her beneficiaries as a result of termination of employment in each of the following situations: voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death or disability and change-in-control of the Company. For purposes of this discussion, estimated benefits are calculated as if the termination occurred on December 31, 2007 and that the value of a share of the Company's stock on that day was $51.21, the closing price on December 31, 2007, the last trading day of 2007.

As permitted by SEC rules, the following discussion and amounts do not include the payments and benefits that are not enhanced by the termination of employment or change-in-control. These payments and benefits are referred to hereafter in this discussion as "vested benefits" and include:

•
benefits accrued under the Company's tax-qualified Pension Plan and tax-qualified deferred compensation 401(k) plan in which all employees participate;

•
benefits provided under a retiree health and death benefits program in which all employees participate;

•
accrued vacation pay, health and life insurance plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company's salaried employees generally;

•
payment of earned annual cash incentive payable if employed through the end of the year described at page 27;

•
benefits accrued under the Company's non-qualified mirror 401(k) deferred compensation plan described in connection with the Non-Qualified Deferred Compensation table at page 41;

•
benefits accrued that have become vested under the Company's non-qualified Mirror Pension and Supplemental Executive Retirement Plan ("SERP") described in connection with the Pension Benefits table at page 38;

42    PROXY STATEMENT 2008

•
stock options that have vested and become exercisable as described at page 36; and

•
shares of restricted stock that have vested as described at page 29.

Voluntary Resignation — The Company is not obligated to pay any amounts in addition to the named executive officer's vested benefits in the event of a voluntary termination of employment, unless the executive's age and years of service qualify for special provisions applicable for retirement under the plans described below.

•
Annual Cash Incentive — If termination is after age 55 and completion of at least five years of service, the executive would receive payment of a portion of the annual cash incentive under the Company's annual cash incentive program (Management Performance Incentive Plan or "MPIP" and Management Incentive Plan or "MIP") which is described in the Compensation Discussion and Analysis at page 27 and as part of the table entitled "Grants of Plan — Based Awards in 2007" at page 34 earned for the year that is proportionate to the portion of the performance period under the Plan that was completed prior to the termination of employment. The earned annual cash incentive payable to such an eligible executive officer for termination on December 31, 2007 would be the full amount of the actual annual cash incentive earned as reported as Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 32.

•
Retiree Death Benefit — Elected corporate officers who terminate employment at or after (i) attaining age 55 and completing at least ten-years of service or (ii) attaining age 65 are covered by an executive retiree death benefit program. Under the program, the beneficiary of the retired executive is entitled to a death benefit equal to the lesser of (i) 200% of the executive's average compensation for the five consecutive years of employment preceding retirement which yields the highest average compensation, or (ii) $750,000.

•
Options — If termination is after age 55 and completion of at least five years of service, the executive would be entitled to accelerated vesting for options held at least six months and extended, post-retirement exercise period of five years (or the remaining term of the options, if shorter).

Mr. Bell is the only named executive officer who would have been entitled to such special retirement provisions as of December 31, 2007 as follows: $333,000 annual cash incentive; $750,000 retiree death benefit coverage; and $433,536 accelerated options.

Discharge for Cause — The Company is not obligated to pay any amounts in addition to the named executive officer's vested benefits in the event of a termination of employment for cause. The executive's right to exercise vested options expires upon discharge for cause. Cause under the Company's stock incentive plans includes (a) deliberate injury or attempted injury related to the Company or any subsidiary, including dishonesty, fraud, misrepresentation, or embezzlement; (b) any unlawful or criminal activity of a serious nature; (c) any intentional and deliberate material breach of duty; or (d) material breach of any confidentiality or non-compete agreement.

An elected corporate officer with qualifying age and years of service would receive coverage under the retiree death benefit program described in the above section entitled "Voluntary Resignation."

PROXY STATEMENT 2008    43

Death or Disability — In the event of a termination as a result of death or disability, the named executive officer or his or her beneficiaries would be entitled to the following benefits in addition to his or her vested benefits.

  •
  Executive Long-Term Disability Benefits — An executive who becomes "disabled" will, following a 180-day elimination period, receive payments from the Company equal to 60% of his or her base salary and annual cash incentive, reduced by the benefit paid under the Company's insured long-term disability plan available to all full time employees (which is limited to $10,000 per month). Total disability benefits are limited to $35,000 per month. An executive is "disabled" during the first 18 months if he or she cannot earn at least 80% of his or her pre-disability compensation at his or her own occupation. After 18 months, the executive is "disabled" if he or she cannot earn at least 60% of his or her pre-disability compensation at any occupation for which he or she is qualified by training, education or experience. Benefits may continue until the executive reaches age 65; provided that if the disability begins at ages 60-64, benefits are payable for up to five years, if the disability begins at ages 65-68, benefits are payable until age 70, and if the disability begins at age 69 or later, benefits are payable for one year. Benefits are limited to 24 months if disability is a result of a disease or disorder of one of the following types: certain mental or nervous, neuromusculoskeletal, soft tissue, chronic fatigue syndrome and related conditions.

  •
  Executive Life Insurance — If the executive dies, his beneficiary will receive an insured basic executive death benefit equal to three times the executive's annual compensation for the year preceding the death, subject to a maximum benefit of $9,000,000. The basic executive death benefit which would have been payable to the beneficiaries of each of the named executive officers for a death as of December 31, 2007 would be as follows: Mr. Baker, $6,180,000; Mr. Fritze, $2,235,000; Mr. Bell, $1,788,000; Mr. Miller, $1,860,000; and Mr. Handley, $1,788,750. If the death is accidental, the beneficiary would receive an additional accidental death benefit amount equal to the basic executive death benefit, subject to a maximum of $6,000,000. If the executive's death occurs during travel on Company business, the benefit would be increased by three times the executive's annual compensation for the year preceding the death, subject to a maximum business travel benefit of $6,000,000.

  •
  Annual Cash Incentive — Payment of the annual cash incentive under the Company's annual cash incentive program (Management Performance Incentive Plan or "MPIP" and Management Incentive Plan or "MIP") which is described in the Compensation Discussion and Analysis at page 27 and as part of the table entitled "Grants of Plan — Based Awards For 2007" at page 34 earned for the year that is proportionate to the portion of the performance period under the Plan that was completed prior to the termination of employment. The earned annual cash incentive payable to each of the named executive officers for termination due to death or disability on December 31, 2007 would be the full amount of the actual annual cash incentive earned as reported as Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 32.

  •
  Executive Financial Counseling — The Company's Executive Financial Counseling Plan pays for financial, investment, tax and estate planning, tax preparation and tax audit assistance. The benefits are available for 12 months following the executive's death or disability, with a maximum benefit equal to 5% for the principal executive officer's, and 3% for each of the other named executive officer's, annual base compensation as of the end of the year preceding the death or disability, which in the case of the named

44    PROXY STATEMENT 2008

    executive officers would be as follows: Mr. Baker, $40,000; Mr. Fritze, $12,600; Mr. Bell, $10,260; Mr. Miller, $10,500; and Mr. Handley, $10,950.

  •
  Options — If employment terminates as a result of death or disability, the vesting of options is accelerated and the post-death/disability exercise period is extended to one year for new options granted on or after December 7, 2005 and five years for options granted prior to such date and reloads thereon (or the remaining term of the options, if shorter). Accelerated vesting for each of the named executive officers would be as follows: Mr. Baker $3,452,073; Mr. Fritze, $921,077; Mr. Bell, $504,062; Mr. Miller, $588,344; and Mr. Handley, $501,291.

Discharge Not for Cause; Resignation Due to Constructive Discharge — The Company negotiates severance arrangements on a case-by-case basis if an executive's employment is terminated involuntarily without cause or if the executive resigns as a result of a constructive discharge. Any such negotiated settlement would require the named executive officer to sign a general release and waiver of claims against the Company and would typically require compliance with confidentiality and non-compete restrictions. Payment of such severance will generally be made in equal installments over regular payroll periods. For purposes of this disclosure, such a negotiated severance is estimated to include payment of up to two years base salary and target annual cash incentive for each of the named executive officers, as follows: Mr. Baker, $3,780,000; Mr. Fritze, $1,440,000; Mr. Bell, $1,100,600; Mr. Miller, $1,280,000; and Mr. Handley, $1,188,800.

At the discretion of the Compensation Committee, the vesting of options may be accelerated or extended and the exercise period extended. However, no option may remain exercisable or continue to vest for more than two years beyond the date such option would have terminated if not for the Compensation Committee's action, or beyond its expiration date, whichever first occurs.

In addition, if the executive's position, age and years of service qualify at time of termination, the executive would receive benefits under the same special provisions applicable for retirement as are described in the section entitled voluntary resignation above. As noted in that section, Mr. Bell is the only named executive officer who would have been entitled to such special retirement provisions as of December 31, 2007.

Change-in-Control — The Company maintains a Change-in-Control Severance Compensation Policy (the "Policy") which applies to elected officers (other than assistant officers) of the Company, including each named executive officer listed in the Summary Compensation Table at page 32. The Board of Directors may terminate the Policy after two years' advance notice except that the Policy may not be terminated within two years after a change-in-control has occurred.

The Policy entitles the officer to a severance payment if, within two years following a change-in-control, the officer's employment with the Company is terminated without Just Cause (as defined in the Policy) or the officer voluntarily terminates employment for Good Reason (as defined in the Policy). The severance payment is paid in a lump sum equal to the sum of (i) two times the sum of the officer's base salary plus target annual cash incentive; plus (ii) a pro-rated portion of the target annual cash incentive for the year of termination. The officer also is entitled to payment of reasonable outplacement service fees up to 20% of base salary and continuation, for up to 18 months, of medical and dental health coverage at the cost the officer paid prior to termination of employment. The Policy does not provide a gross-up for the 280G excise tax. However, the Policy does provide for a reduction of payments if the Policy results in higher after-tax income to participant due to 280G excise tax. As a condition of the

PROXY STATEMENT 2008    45

payment of such benefits, the officer must release the Company from employment-related claims.

The Company's non-qualified Mirror Pension and Supplemental Executive Retirement Plan discussed under the section entitled Pension Benefits For 2007 at page 38 provide that the interests of participants shall vest and become non-forfeitable upon a change-in-control of the Company. As discussed in that section, these plans were frozen as of December 31, 2004, but are expected to be reinstated during 2008. Each named executive officer listed in the Summary Compensation Table at page 32 participates in such deferred compensation plans.

Under the terms of the Company's stock incentive plans, upon a change-in-control the vesting for options held at least six months would be accelerated (but no extended exercise period).

For purposes of the Policy, the deferred compensation plans and the stock incentive plans, the term "change-in-control" has the same meaning given it in the discussion found on page 34 at footnote (1) under the table "Grants of Plan-Based Awards For 2007."

The table below summarizes the additional payments the Company would be obligated to make if a qualifying termination due to a change-in-control occurred on December 31, 2007.

	Severance Payments				Equity Awards
Name and Principal Position	Cash Lump Sum	Accelerated Portion of Pension(1)	Outplacement Service Fees	Health Insurance Premiums	(A) Total Severance Payments	(B) Accelerated Portion of Stock Options		Total Potential Value(2)
						Number(3)	Value(4)

Douglas M. Baker, Jr.	$4,770,000	$741,263	$180,000	$15,068	$5,706,331	296,400	$2,897,173	$8,603,504
Steven L. Fritze	$1,710,000	$588,108	$ 90,000	$15,068	$2,403,176	76,601	$ 766,958	$3,170,134
Lawrence T. Bell	$1,295,900	$ 0	$ 71,000	$15,068	$1,381,968	41,200	$ 433,536	$1,815,504
James A. Miller	$1,520,000	$280,937	$ 80,000	$15,068	$1,896,005	51,000	$ 492,042	$2,388,047
Thomas W. Handley	$1,411,700	$324,244	$ 74,300	$15,068	$1,825,312	39,534	$ 404,989	$2,230,301

(1)
Represents that portion of the actuarial present value of accumulated pension benefits reported in the Pension Benefits For 2007 table at page 38 which would become payable upon a change-in-control as a result of acceleration of vesting.

(2)
Represents the sum of amounts in Column (A) Total Severance Payouts and (B) Accelerated Portion of Stock Options.

(3)
Total number of unvested options held longer than six months as of December 31, 2007.

(4)
Represents the difference between the closing price of our Common Stock as of December 31, 2007 ($51.21) and the exercise price of each option. All options may be exercised at any time during the three months (or five years if retirement eligible) after employment after the change-in-control, but not beyond the original ten-year term of the option.

46    PROXY STATEMENT 2008

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written Charter and the functions of the Committee are described under the heading "Board Committees — Audit Committee" beginning at page 10 hereof. The Audit Committee's Charter recognizes that (i) it is the responsibility of management to prepare the Company's financial statements in accordance with Accounting Principles Generally Accepted in the United States of America and to maintain an effective system of financial control; and (ii) it is the responsibility of the independent auditors to plan and conduct the annual audit and express their opinion on the consolidated financial statements in accordance with professional standards. As recognized in the Charter, the Committee's responsibilities include overseeing the work of the participants in the financial reporting and control process.

In this context, the Audit Committee has (i) reviewed and discussed the audited consolidated financial statements of the Company as of December 31, 2007 and for the year then ended (the "Financial Statements") with management which has represented that the Financial Statements were prepared in accordance with Accounting Principles Generally Accepted in the United States of America, (ii) discussed the Financial Statements with PricewaterhouseCoopers LLP (our independent registered public accounting firm), including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committee), and (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP their independence. The Committee has also considered whether PricewaterhouseCoopers LLP's provision of non-audit services as described below under the heading "Audit Fees" is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Dated: February 20, 2008	Richard U. De Schutter Joel W. Johnson	Robert L. Lumpkins John J. Zillmer

PROXY STATEMENT 2008    47

AUDIT FEES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP ("PwC") for the years ended December 31, 2007 and 2006.

Fee Category	2007	2006

Audit Fees(1)	$4,801,000	$4,748,000
Audit-related Fees(2)	$ 237,000	$ 86,000
Tax Fees(3)	$ 77,000	$ 147,000
All Other Fees(4)	$ 0	$ 0

(1)
Fees and expenses paid to PwC for: (i) annual audit (annual audit and quarterly reviews of the consolidated financial statements required to be performed in accordance with generally accepted auditing standards); (ii) 404 attestation services (attestation services relating to the report on the Company's internal controls as specified in Section 404 of Sarbanes-Oxley Act — the aggregate fees and expenses for these services were $997,000 in 2007 and $1,330,000 in 2006); (iii) statutory audits (statutory audits or financial audits and related tax services and accounting consultations for subsidiaries or affiliates required to be performed in accordance with local regulations); (iv) regulatory financial filings (services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents) and assistance in responding to SEC comment letters); and (v) consultations on accounting and disclosure matters (consultations by the Company's management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies).

(2)
Fees and expenses paid to PwC for: (i) agreed-upon procedures (agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory matters); and (ii) financial statement audits of pension and other employee benefit plans in select international locations.

(3)
Fees and expenses paid to PwC for: (i) U.S. federal, state and local tax compliance (preparation and/or review of tax returns including sales and use tax, excise tax, income tax and property tax, as well as, consultation regarding applicable handling of items for tax returns, required disclosures, elections and filing positions available to the Company); (ii) U.S. federal, state and local tax advice (assistance with tax audits, technical interpretations, applicable laws and regulations, tax advice on mergers, acquisitions and restructurings); (iii) international non-U.S. tax compliance (preparation and review of income, local, VAT, and GST tax returns or other tax filings, required disclosures, elections and filing positions available to the Company); (iv) international non-U.S. tax advice (assistance with tax examinations (but not legal or other representation in tax courts or agencies), advice on various matters including foreign tax credit, foreign income tax, tax accounting, foreign earnings and profits, U.S. treatment of foreign subsidiary income, VAT, GST, excise tax or equivalent taxes in the jurisdiction, and tax advice on restructurings, mergers, and acquisitions); (v) transfer pricing (advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements regarding royalties and inter-company pricing and assistance with tax exemptions); and (vi) expatriate tax services (preparation of individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices). PwC is not authorized to provide expatriate tax services for the 2007 tax year.

(4)
This category includes all fees paid to PwC that must be disclosed and are appropriately not included in the Audit, Audit-Related and Tax categories. No such fees were incurred for the years ended December 31, 2007 and 2006. No fees in this category relate to engagements for which the pre-approval requirement was waived under the de minimus exception.

All of the professional services provided by PwC in 2007 and 2006 were approved or pre-approved in accordance with policies of the Audit Committee and the Company. The Audit Committee has pre-approved projects for certain permissible non-audit services. Under the policy, requests for pre-approvals of permissible non-audit services must be accompanied by detailed documentation regarding specific services to be provided. The policy specifies that:

  •
  annual pre-approval of the audit engagement (including internal control attestation) is required;

  •
  the independent auditor may not provide prohibited services;

  •
  annual pre-approval is provided for employee benefit plan audits and special audits, as well as other attestation services;

48    PROXY STATEMENT 2008

  •
  management and the independent auditors report to the Committee at each meeting on all non-audit service projects and related fees;

  •
  all services and fees are reviewed annually; and

  •
  the Committee Chair has been delegated authority to approve specific permissible non-audit service projects and fees to ensure timely handling of unexpected matters.

Examples of permissible non-audit services under the policy include: (i) merger/acquisition due diligence services; (ii) attest services; (iii) tax compliance, filings and returns; and (iv) tax planning services, provided that such services are limited to projects having "known or accepted" outcomes.

PROPOSAL TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC") as independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2008 and to perform other appropriate services. Representatives of PwC are expected to be present at our Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

PwC has provided professional services to the Company in 2007, the aggregate fees and expenses of which are reported at page 48.

Board of Directors' Recommendation — The Board of Directors recommends that the Stockholders vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm. Under the laws of the State of Delaware, stockholder ratification of the appointment of our independent registered public accounting firm is not required. However, the Board deems it advisable to submit the appointment of PwC for stockholder consideration and ratification. If the appointment of PwC is not ratified, the Audit Committee will reconsider the matter, but will not be required to change its decision to appoint PwC as independent registered public accounting firm. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP.

STOCKHOLDER PROPOSAL TO ELIMINATE CLASSIFICATION OF TERMS OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that you vote AGAINST the stockholder proposal set forth below.

Stockholder Proposal

The owner of 248 shares of our Common Stock has notified the Company that he intends to present the following resolution at the Annual Meeting. In accordance with rules of the Securities and Exchange Commission, the text of the proponent's resolution and supporting statement is printed verbatim from his submission. The Company will provide the name and address of the proponent of the stockholder proposal promptly upon oral or written request for such information. Requests may be sent to the Corporate Secretary, Ecolab Inc., 370 North Wabasha North, St. Paul, Minnesota 55102, or by e-mail at investor.info@ecolab.com.

PROXY STATEMENT 2008    49

RESOLUTION:    That the shareholders of ECOLAB INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT:    The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

U. S. Bancorp, Associated Banc-Corp, Piper-Jaffrey Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania's Wharton School titled "Corporate Governance and Equity Prices" (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote "FOR" this proposal.

Board of Directors' Recommendation

All of the members of our Board of Directors recommend that you vote AGAINST this proposal. The Board believes that this proposal is not in the best interests of Ecolab and our stockholders and opposes the proposal for the reasons discussed below.

Ecolab's directors, serving under a classified board structure, have served the stockholders very well. Our Board has carefully considered this proposal and the arguments for and against a classified board. We have concluded that our classified board structure continues to be in the best interests of Ecolab and our stockholders.

Ecolab's Combination of Superior Performance and Strong Business Ethics.    The proponent cites a 2003 study which links corporate governance and company performance as an argument to change Ecolab's current board structure. Ecolab has demonstrated both superior

50    PROXY STATEMENT 2008

performance and high business ethics including strong corporate governance practices. Since 1983, the year our stockholders approved the current classified board structure:

  •
  through year end 2007, Ecolab's stock price increased 2,511% compared to a 790% increase in the S&P 500 Index (both figures reflect cumulative price appreciation, excluding dividends);

  •
  through year end 2006 (the last full year for which comparable S&P 500 information is available), Ecolab's diluted earnings per share increased by 1,076% compared to 481% for the S&P 500; and

  •
  through year end 2006 (the last full year for which comparable S&P 500 information is available), Ecolab's sales increased 879% compared to 215% for the S&P 500.

Ecolab's commitment to strong business ethics is illustrated by the recognitions it has received. In 2007:

  •
  Ecolab was again ranked in the annual list of CRO Magazine (formerly Business Ethics Magazine) of the "100 Best Corporate Citizens", being one of only 11 companies to make the list for eight consecutive years;

  •
  Ecolab was named one of the world's most ethical companies by Ethisphere Magazine, with fewer than 100 companies chosen for this award;

  •
  Ecolab was listed on "America's Best Big Companies Honor Roll" by Forbes magazine, which recognizes the 29 companies that have consistently appeared on Forbes magazine's annual list of the 400 best big companies in America, also known as the Forbes Platinum 400; and

  •
  Ecolab's Chairman, President and Chief Executive Officer was named by Ethisphere Magazine as among the 100 Most Influential People in Business Ethics.

Classified Board Enhances Stockholder Value in the Event of an Unsolicited Acquisition Offer.    The current board structure reduces the vulnerability of Ecolab to potentially unfair and abusive takeover tactics and encourages potential acquirers to negotiate with our Board. Our classified board structure does not preclude unsolicited acquisition proposals. However, by eliminating the threat of imminent removal, it allows the directors to maximize the value of a potential acquisition by giving Ecolab time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of the Company's business.

Ecolab Directors Accountable to Stockholders.    All directors are required to uphold their fiduciary duties to our stockholders, regardless of how often they stand for election. Additionally, any director, or the entire Board, may be removed from office at any time if there is "cause" for the removal. As a result, the stability and continuity benefits of a classified board do not require any sacrifices to director accountability.

Stockholders should be aware that the approval of the proposal would not declassify the Board. Consistent with its fiduciary duties, the Board would reconsider its position with respect to the classified board structure if stockholders voted in favor of the proposal. However, such a vote will not necessarily cause the Board to alter its position. To declassify the Board, the Board would need to propose to the stockholders an amendment to the relevant section of the Company's certificate of incorporation, following which the approval of a majority of the outstanding shares of common stock would be required to approve the proposed amendment.

The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you vote in favor of it.

PROXY STATEMENT 2008    51

OTHER MATTERS

Proxy Solicitation Costs — We will bear the cost of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks or other nominees for forwarding proxy material to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, the Internet or personally. We have retained Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY 10004, to aid in the solicitation of proxies for a fee not to exceed $12,000 plus expenses. Proxies may also be solicited by certain directors, officers and employees of the Company without extra compensation.

Section 16(a) Beneficial Ownership Reporting Compliance — Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the Securities Exchange Commission reports regarding their ownership and changes in ownership of stock. We believe that during 2007, our directors and executive officers complied with all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4, and 5 and the written representations of our directors and executive officers.

Householding Information — Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy soliciting material. This means that you and other holders of our Common Stock in your household may not receive separate copies of the Company's Proxy Statement or Annual Report. We will promptly deliver an additional copy of either document to any stockholder upon request to: Corporate Secretary, Ecolab Inc., 370 Wabasha Street North, Saint Paul, MN 55102; telephone (651) 293-2233; or e-mail investor.info@ecolab.com. If you desire to reduce the number of copies mailed to your household, please contact your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 2, 2008 — The Notice of 2008 Annual Meeting, Proxy Statement and Annual Report to Stockholders of Ecolab Inc. are available at www.ecolab.com/investor/proxy_materials.asp.

Voting by Plan Participants — Generally, you will receive only one proxy card covering all the shares you hold:

  •
  in your own name;

  •
  in the Dividend Reinvestment Plan sponsored by Computershare Investor Services, LLC, if any; and

  •
  if you are employed by Ecolab in the United States, Puerto Rico, or Canada,

  i)
  in the Ecolab Savings Plan and ESOP*; plus

  ii)
  in the Ecolab Stock Purchase Plan administered by Computershare Limited or the Ecolab Canada Share Purchase Plan administered by Fastrak Systems, Inc.

  *If you participate in the Ecolab Savings Plan and ESOP (the "Plan"), you are entitled to direct Fidelity Management Trust Company (the "Trustee") to vote (or not to vote) the equivalent number of shares of Common Stock credited to your Plan account. Your proxy card will serve as a voting instruction to the Trustee and if your instructions are timely received, the Trustee will follow your voting instructions. If you do not timely submit your voting instructions, the Trustee will vote your Plan shares in the same proportion as to each respective proposal as the shares for which voting instructions have been received from other Plan participants. To allow sufficient time for voting of your shares by the Trustee, your voting instructions should be received by April 29, 2008 to ensure tabulation.

52    PROXY STATEMENT 2008

If you hold Ecolab shares through any other Ecolab plans, you will receive voting instructions from that plan's administrator.

By Order of the Board of Directors

March 21, 2008	Lawrence T. Bell General Counsel and Secretary

PROXY STATEMENT 2008    53

APPENDIX A

DIRECTIONS TO THE ECOLAB ANNUAL MEETING

The Ordway Center for the Performing Arts is located in downtown Saint Paul at 345 Washington Street, directly across from The Saint Paul Hotel on Rice Park. There are numerous paid ramps and parking meters within easy walking distance. The closest parking ramps are located at the RiverCentre, Lawson Commons, Kellogg Street Ramp, and Landmark Towers.

PROXY STATEMENT 2008    A-1

Printed with soy ink on recycled paper.
Please recycle where possible.

370 Wabasha Street N St. Paul, MN 55102
www.ecolab.com

©2008 Ecolab Inc. All rights reserved.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2008.

Vote by Internet

•
Log on to the Internet and go to www.investorvote.com/ecl

•
Follow the steps outlined on the secured website.

Vote by telephone

•
Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•
Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card—Ecolab Inc.	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A
Proposals—You must sign the card below for your vote to be tabulated.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.
Election of Class I Directors:
	For	Against	Abstain
01—Douglas M. Baker, Jr.	☐	☐	☐
02—Barbara J. Beck	☐	☐	☐
03—Stefan Hamelmann	☐	☐	☐
04—Jerry W. Levin	☐	☐	☐
05—Robert L. Lumpkins	☐	☐	☐
2.
Ratify appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.
For	Against	Abstain
☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3.

3.
Stockholder proposal to eliminate classification of terms of the Board of Directors.
For	Against	Abstain
☐	☐	☐
B
Non-Voting Items
Change of Address—Please print your new address below.	Comments—Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐
C
Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.

Directions to the Ecolab Annual Meeting

The Ordway Center for the Performing Arts is located in downtown Saint Paul at 345 Washington Street, directly across from The Saint Paul Hotel on Rice Park. There are numerous paid ramps and parking meters within easy walking distance. The closest parking ramps are located at the RiverCentre, Lawson Commons, Kellogg Street Ramp, and Landmark Towers.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—Ecolab Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ECOLAB INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 2, 2008

The undersigned hereby appoints Douglas M. Baker, Jr., Lawrence T. Bell and Sarah Z. Erickson, and each of them, with power of substitution to each as proxies to represent the undersigned at the Annual Meeting of Stockholders of Ecolab Inc., to be held in St. Paul, Minnesota's Ordway Center for the Performing Arts at 10:00 a.m. on Friday, May 2, 2008 and at any adjournment(s) thereof, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as directed on the reverse side with respect to the proposals as set forth in the Proxy Statement, and in their discretion, upon any other matters that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations as indicated on the reverse side. The tabulator cannot vote your shares unless you sign and return this card, or you use the telephone or Internet voting services.

QuickLinks

NOTICE
VOTING PROCEDURES
STOCKHOLDER ACCESS
SECURITY OWNERSHIP
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION FOR 2007
DIRECTOR INDEPENDENCE STANDARDS AND DETERMINATIONS
RELATED PERSON TRANSACTIONS
PROPOSAL TO ELECT DIRECTORS
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
PROGRAM OBJECTIVES AND REWARD PHILOSOPHY
BASE SALARIES
ANNUAL CASH INCENTIVES
LONG-TERM EQUITY INCENTIVES
EXECUTIVE BENEFITS AND PERQUISITES
EXECUTIVE CHANGE-IN-CONTROL POLICY
STOCK RETENTION AND OWNERSHIP GUIDELINES
TOTAL COMPENSATION MIX
SUMMARY COMPENSATION TABLE FOR 2007
GRANTS OF PLAN-BASED AWARDS FOR 2007
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2007
OPTION EXERCISES AND STOCK VESTED FOR 2007
PENSION BENEFITS FOR 2007
NON-QUALIFIED DEFERRED COMPENSATION FOR 2007
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
AUDIT COMMITTEE REPORT
AUDIT FEES
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSAL TO ELIMINATE CLASSIFICATION OF TERMS OF THE BOARD OF DIRECTORS
OTHER MATTERS
APPENDIX A - Directions to the Ecolab Annual Meeting